UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FIRST FOUNDATION INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FIRST FOUNDATION INC.

April 24, 2020

Dear Fellow Stockholder:

The Board of Directors and I would like to extend you a cordial invitation to attend the Annual Meeting of Stockholders of First Foundation Inc. (the “Company”). The Annual Meeting will be held on May 26, 2020, at 8:00 A.M. Pacific Time, at 18101 Von Karman Avenue, 2nd Floor, Irvine, California 92612.

We are actively monitoring the public health and travel safety concerns relating to COVID-19 and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. In the event it is not possible or advisable to hold our Annual Meeting as currently planned, we will announce any additional or alternative arrangements for the meeting, which may include a change in date, time or location or holding the meeting solely by means of remote communication. Please monitor our website at www.ff-inc.com and our filings with the Securities and Exchange Commission for updated information. If you are planning to attend our Annual Meeting, please check our website the week of the Annual Meeting.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. We also will be available to respond to questions regarding the operations of the Company and its wholly-owned subsidiaries, First Foundation Bank and First Foundation Advisors.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You will be able to vote your shares by telephone, over the Internet, or by completing and returning, by mail, a proxy or voting instruction card. Please review the instructions with respect to your voting options described in the accompanying Proxy Statement and on your proxy or voting instruction card.

At the time you vote your shares, please also let us know if you plan to attend our Annual Meeting by indicating your plans, when prompted, if you are voting on the Internet or by telephone, or by marking the appropriate box on the enclosed proxy card.

Thank you for your ongoing support. We look forward to seeing you at our Annual Meeting.

Sincerely:

Ulrich E. Keller, Jr. Chairman of the Board

18101 Von Karman Avenue, Suite 700, Irvine, California 92612 (949) 202-4160

FIRST FOUNDATION INC.

18101 Von Karman Avenue, Suite 700,

Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 26, 2020

NOTICE TO THE STOCKHOLDERS OF FIRST FOUNDATION INC.:

The 2020 Annual Meeting of Stockholders of First Foundation Inc. (the “Company”) will be held on May 26, 2020, at 8:00 A.M. Pacific Time, at 18101 Von Karman Avenue, 2nd Floor, Irvine, California 92612, for the following purposes:

1.	To elect nine members to the Board of Directors of the Company, to serve for the ensuing year and until their successors are elected and qualified to serve;

2.	To ratify the appointment of Eide Bailly LLP (“Eide Bailly”) as the Company’s independent registered public accounting firm for fiscal year 2020; and

3.	To approve, by non-binding advisory vote, the compensation of our named executive officers for the year ended December 31, 2019.

Only stockholders of record at the close of business on April 9, 2020 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please be sure to vote by telephone, over the Internet or by completing, signing and returning the enclosed proxy card in the accompanying postage-paid return envelope, so that your shares may be voted in accordance with your wishes. Voting by any of these methods will not prevent you from voting in person if you choose to attend the Annual Meeting.

By Order of the Board of Directors:

Ulrich E. Keller, Jr. Chairman of the Board

April 24, 2020

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON MAY 26, 2020

The proxy materials for this Annual Meeting, which consist of this Proxy Statement, the 2019 Annual Report to Stockholders, and form of proxy, will be available over the Internet at www.proxyvote.com beginning on April 24, 2020.

FIRST FOUNDATION INC.

PROXY STATEMENT TABLE OF CONTENTS

FIRST FOUNDATION INC.

18101 Von Karman Avenue, Suite 700,

Irvine, California 92612

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 26, 2020

INTRODUCTION

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of First Foundation Inc., a Delaware corporation, for its 2020 Annual Meeting of Stockholders which will be held on May 26, 2020, at 8:00 A.M. Pacific Time, at 18101 Von Karman Avenue, 2nd Floor, Irvine, California 92612. This Proxy Statement will be available to our stockholders, on the Internet at www.proxyvote.com, beginning on April 24, 2020. As a matter of convenience, in this Proxy Statement we will refer to First Foundation Inc. as “FFI” or as the “Company” or “we,” “us” or “our” and our 2020 Annual Meeting of Stockholders as the “Annual Meeting.”

We are actively monitoring the public health and travel safety concerns relating to COVID-19 and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. In the event it is not possible or advisable to hold our Annual Meeting as currently planned, we will announce any additional or alternative arrangements for the meeting, which may include a change in date, time or location or holding the meeting solely by means of remote communication. Please monitor our website at www.ff-inc.com and our filings with the Securities and Exchange Commission for updated information. If you are planning to attend our Annual Meeting, please check our website the week of the Annual Meeting. The proxies that we are soliciting authorize the proxy holders to vote your shares in accordance with your instructions at any adjournment or postponement of the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares by telephone, over the Internet or by completing, signing and returning the enclosed proxy card in the postage-paid return enveloped enclosed for your convenience.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND PROVIDE US WITH YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

Why Did You Send Me This Proxy Statement?

We sent you this Proxy Statement because you were an owner of record of shares of our common stock as of close of business on April 9, 2020, which is the record date for our Annual Meeting (“Record Date”) and, therefore, pursuant to applicable law and our bylaws, you are entitled to receive notice of and to vote your shares of common stock at the Annual Meeting. Along with this Proxy Statement, we are also sending you our 2019 Annual Report to Stockholders (the “Annual Report”).

We intend to begin mailing this Proxy Statement, the attached Notice of Annual Meeting, the enclosed proxy card and the Annual Report on or about April 24, 2020, to all stockholders of record who are entitled to vote at the Annual Meeting.

How Many Votes Do I Have?

Each share of common stock outstanding at the close of business on the Record Date is entitled to one vote on each of the matters to be voted on at the Annual Meeting. On the Record Date, a total of 44,615,466 shares of common stock were entitled to vote. We have no other class of stock outstanding.

How Can I Vote My Shares?

If you were a stockholder of record on April 9, 2020, you may vote by any of the following methods:

Voting by Telephone or over the Internet. You may vote your shares by telephone by calling, toll-free, 1-800-690-6903. Alternatively, you may vote on the Internet by following the instructions provided at www.proxyvote.com. Telephone and Internet voting are available 24 hours a day until 11:59 P.M. Pacific Time on May 25, 2020. Our telephone and Internet voting procedures are designed to authenticate each stockholder by using an individual control number that is located on your proxy card. If you vote by telephone or on the Internet, you do not need to return your proxy card.

Voting by Mail. As in past years, stockholders may vote by mail, by completing, dating and signing and then returning the enclosed proxy card in the postage-paid return envelope included with this Proxy Statement.

Voting In Person at the Annual Meeting. As always, you may vote in person if you attend the Annual Meeting.

Even if you vote by telephone, on the Internet or by mail, you may later change your vote by taking, prior to the Annual Meeting, one of the actions described in the subsection below entitled “How Can I Revoke My Proxy and Change My Vote?” or by attending the Annual Meeting and voting in person.

All shares that are properly voted by a stockholder, whether over the Internet or by telephone or mail, and not properly revoked, will be voted at the Annual Meeting in accordance with the stockholder’s voting instructions or, if a stockholder does not provide voting instructions, then in accordance with the recommendations of the Board of Directors of the Company (the “Board”).

Voting on Other Matters. If other matters are properly presented for a vote of the stockholders at the Annual Meeting, the Board will have discretion to determine how shares for which proxies have been received will be voted on such matters. As of the date of this Proxy Statement, we did not know of any other matters to be presented for a vote of the stockholders at the Annual Meeting.

However, if your shares are held in a brokerage or bank account or by a nominee holder, please read the information below under the subsection entitled “Voting Shares Held by Brokers, Banks and Other Nominee Holders” regarding how your shares may be voted in accordance with your wishes.

Voting Shares Held by Brokers, Banks and Other Nominee Holders

If your shares are held in a brokerage account, by a bank or by a nominee holder, you are deemed to be the “beneficial owner” of those shares, holding them in “street name.” In that event, the broker, bank or other nominee holder is deemed to be the record owner of your shares and, therefore, is entitled to vote your shares. However, under rules applicable to securities brokerage firms, a broker who holds shares in “street name” for the beneficial owner of the shares does not have the authority to vote those shares on any “non-routine” proposal, except in accordance with voting instructions received from the beneficial owner of the shares.

We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our common stock. Proxies that are returned to us by brokers, banks or other nominee holders on your behalf will count toward a quorum and will be voted in accordance with the voting instructions you have sent to your broker or bank or other nominee holder. If, however, you want to attend and vote your shares in person at the Annual Meeting, you will need to obtain a legal proxy or broker’s proxy card from your broker or other nominee holder and bring it with you to the Annual Meeting.

If you do not provide voting instructions to, and do not obtain a proxy from, your broker, bank or other nominee holder, your shares cannot be voted at the Annual Meeting.

What is the Recommendation of the Board and How Will the Board Vote My Proxy?

The Board unanimously recommends that the stockholders vote FOR the election of each of the director nominees named below (Proposal No. 1); FOR the ratification of the appointment of Eide Bailly as the Company’s independent registered public accounting firm for fiscal year 2020 (Proposal No. 2); and FOR approving, by a non-binding advisory vote, the compensation of our named executive officers for the year ended December 31, 2019 (Proposal No. 3).

If you grant us your proxy to vote your shares, and you do not revoke that proxy prior to or at the Annual Meeting, in accordance with the procedures set forth under “How Can I Revoke My Proxy and Change My Vote?” below, your shares will be voted as directed by you. If you do not provide any specific direction as to how your shares should be voted, your shares will be voted FOR :

1.	The election of each of the nine director nominees named below (Proposal No. 1);
2.	The ratification of the appointment of Eide Bailly as the Company’s independent registered public accounting firm for fiscal year 2020 (Proposal No. 2); and
3.	The approval, by a non-binding advisory vote, of the compensation of our named executive officers for the year ended December 31, 2019 (Proposal No. 3).

If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by your proxy will be voted in accordance with the judgment of the holders of the proxy. Such persons also have discretionary authority to vote to adjourn the Annual Meeting, including for soliciting proxies to vote in accordance with the recommendations of the Board of Directors on any of the above items. However, if your shares are held in a brokerage account or by a nominee, please read the information above under the subsection entitled “Voting Shares Held by Brokers, Banks and Other Nominee Holders” regarding how your shares may be voted.

What is the Vote Required to Approve the Proposals that will be Voted on at the Annual Meeting?

Quorum Requirement. Our bylaws require that a quorum — that is, the holders of a majority of all of the shares entitled to vote at the Annual Meeting — be present, either in person or by proxy, before any business may be transacted at the Annual Meeting (other than adjourning the Annual Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

Proposal No. 1. Election of Directors. The election of director nominees requires the affirmative vote of a majority of the votes cast with respect to such director in an uncontested election (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). If the Corporate Secretary of the Company determines that the number of director nominees exceeds the number of director nominees to be elected as of the Record Date for the Annual Meeting, the director nominees will be elected by vote of a plurality of the shares, present in person or by proxy and entitled to vote on the election of directors. In such event, the nine director nominees receiving the greatest numbers of votes “for” will be elected as directors without regard to the number of shares voted against such director nominees. Votes cast shall include votes “for” and “against” a nominee and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. A director who does not receive a majority of the votes cast in an uncontested election must tender an offer of resignation to the Board. The Nominating and Corporate Governance Committee will consider the resignation offer and make a recommendation to the Board whether to accept or reject the resignation or whether other action should be taken. If any such director’s resignation offer is not accepted by the Board, the Board will publicly disclose its decision, including the reasons for not accepting the resignation offer, within four business days after reaching its decision.

Proposal No. 2. Ratification of Appointment of Eide Bailly as the Company’s independent registered public accounting firm for fiscal year 2020. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting at the Annual Meeting is required to approve this Proposal.

Proposal No. 3. To approve, by non-binding advisory vote, the compensation of our named executive officers for the year ended December 31, 2019. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting at the Annual Meeting is required to approve this Proposal. The vote with respect to this Proposal is not binding on the Company, the Board or the Compensation Committee of the Board (the “Compensation Committee”). However, the Board and the Compensation Committee will review the results of this vote and take it into consideration when making future decisions regarding executive compensation.

What are Broker Non-Votes and How Will They Affect the Voting at the Annual Meeting?

Under rules applicable to securities brokerage firms, a broker who holds your shares in “street name” does not have the authority to vote those shares on any “non-routine” proposal, except in accordance with voting instructions received from you. On the other hand, your broker may vote your shares on certain “routine” proposals (such as the ratification of the appointment of independent registered public accountants), if the broker has transmitted proxy-soliciting materials to you, as the beneficial owner of the shares, but has not received voting instructions from you on such proposals. If the broker does not receive voting instructions from you, but chooses to vote your shares on a routine matter, then your shares will be deemed to be present by proxy and will count toward a quorum at the Annual Meeting, but will not be counted as having been voted on, and as a result will be deemed to constitute “broker non-votes” with respect to, non-routine proposals. Broker non-votes will have the same effect as a vote “against” a proposal if approval of the proposal requires the affirmative vote of the holders of a majority of the outstanding shares, and will be counted as present for quorum purposes.

How Can I Revoke My Proxy and Change My Vote?

If you are a registered owner and have given us your proxy (whether by mail, by telephone or over the Internet), you may change your vote by taking any of the following actions:

•

Sending a written notice to us that you are revoking your proxy, addressed to the Corporate Secretary of the Company, at 18101 Von Karman Avenue, Suite 700, Irvine, California 92612, and then voting again by one of the methods described immediately below. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences. If, however, after sending us a written notice of revocation, you fail to vote your shares by any of the following methods, then none of your shares can be voted at the Annual Meeting.

•

Sending us another proxy, by mail, dated at a later date than your earlier proxy. However, to be effective, that later-dated proxy must be received by the Company before the Annual Meeting commences and must be dated and signed by you. If you fail to date or fail to sign that later-dated proxy, it will not be treated as a revocation of an earlier-dated proxy and your shares will be voted in accordance with your earlier voting instructions.

•	Attending the Annual Meeting and voting in person in a manner that is different than the voting instructions contained in your earlier proxy or voting instructions.
•	If you submitted your proxy by telephone or over the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be.

However, if your shares are held by a broker or by a bank or other nominee holder, you will need to contact your broker, bank or nominee holder if you wish to revoke your earlier voting instructions.

CORPORATE GOVERNANCE PRINCIPLES AND POLICIES

Our Board believes that sound governance policies and practices provide an important framework to assist them in fulfilling their duties to the Company’s stockholders. Our Board has adopted the following governance guidelines, which include a number of policies and practices under which our Board has operated for some time, together with concepts suggested by various authorities in corporate governance and the requirements under applicable NASDAQ rules. Our Board members believe these policies and practices are essential to the performance of the Board’s oversight responsibilities and to the maintenance of the Company’s integrity in the marketplace.

Corporate Governance Principles

Some of the principal subjects covered by those guidelines include:

Codes of Business and Ethical Conduct. We have adopted a Code of Business and Ethical Conduct for our directors, officers and employees and a Code of Conduct – Financial Officers (“Code of Conduct”) that contains specific ethical policies and principles that apply to our principal executive officer, principal financial officer, principal accounting officer and other key accounting and financial personnel. The Code of Conduct constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of the Nasdaq Stock Market LLC.

The Code of Conduct is available in the Investor Relations section of our website at www.ff-inc.com. To the extent required by applicable rules of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market LLC, we will disclose on our website, any amendments to the Code of Conduct and any waivers of the requirements of the Code of Conduct that may be granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions.

Incentive Compensation Clawback Policy. Our Board of Directors has adopted an Incentive Compensation Clawback Policy. Under that Policy, if any of our executive officers or employees receive incentive compensation as a result of our achievement of (i) financial results measured on the basis of financial statements that are required to be restated or (ii) financial, operational or other performance metric(s) that were satisfied as a result of fraudulent, dishonest or illegal conduct (as defined by law), we will become entitled to recoup from those executive officers or employees, the amount by which the incentive compensation they had received based on those financial statements or the satisfaction of those metrics exceeds the incentive compensation they would have received had such incentive compensation been determined on the basis of the restated financial statements or revised metric results (“excess compensation”). The Policy provides for the recoupment of excessive compensation paid to or received by any executive officer or employee during the three years immediately preceding the accounting restatement. The Policy further provides that, if the excess compensation was paid or received in shares of common stock and the executive officer had sold those shares within a year of the public disclosure of the financial statements that were the subject of the accounting restatement, we will be entitled to recoup the net profits realized by the executive officer from the sale of those shares.

Related Party Transaction Policy. Our Board of Directors has adopted a Related Party Transaction Policy, which provides that, subject to certain limited exceptions, the Company will not enter into or consummate a related party transaction that is determined by the Audit Committee to be materially less favorable from a financial standpoint to the Company than similar transactions between the Company and unaffiliated third parties. A “related party transaction” is a transaction between the Company or any of its subsidiaries and any executive officer, director or owner of more than 10% of the outstanding shares of the Company’s common stock or persons related to them.

Anti-Hedging Policy. Our Insider Trading Policy prohibits our directors, named executive officers and other key executives from hedging the economic interest in the Company securities that they own and from engaging in short sales or speculative transactions with respect to our stock. That prohibition includes a procedure whereby a covered person may seek permission from the Audit Committee of the Company to pledge shares of Company stock after a showing as to their financial capacity to repay the proposed loan without the sale of any pledged shares of Company stock. As of the date of this proxy statement, the Company is aware of the following share pledge related to personal indebtedness of our executive officers: Mr. Kavanaugh has pledged 718,743 shares. As of the date of this proxy statement, to the best of the Company’s knowledge, except as set forth above, none of our executive officers have outstanding pledges with respect to any Company stock.

Stock Ownership Guidelines for Directors.  To more directly align the interests of our non-employee directors and stockholders, our Board adopted stock ownership guidelines which require that each non-employee director own shares of the Company’s common stock having a value of at least equal to five times the cash component of the director’s annual retainer for service on the Board of the Company.  New directors have five years after joining the Board of Directors to meet the guidelines. Restricted stock and restricted stock units, and a portion of the shares that may be acquired by exercise of vested in-the-money stock options, are treated as stock ownership for this purpose. As of the date of this Proxy Statement, all directors have met or are on track to meet these targets within the timeframe applicable to them.

Board Leadership Structure. The Chairman of our Board is Ulrich E. Keller, Jr., who is a member of senior management, and our Chief Executive Officer is Scott Kavanaugh. Our Board decided to separate the positions of Chairman and Chief Executive Officer because our Board believes that doing so provides the appropriate leadership structure for us at this time, particularly since the separation of those two positions enables our Chief Executive Officer to focus on the management of our business and the development and implementation of strategic initiatives, while the Chairman leads our Board in the performance of its responsibilities.

In addition, because the office of Chairman of the Board is not held by an independent director, we have appointed Max Briggs, an independent director, to serve as Lead Director to ensure strong independent Board oversight. Our Lead Director (i) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) has the authority to call meetings of the independent directors; (iii) serves as a liaison between the Chairman and the independent directors; (iv) approves meeting agendas, meeting schedules and information sent to the Board; (v) ensures that matters of concern or interest of the independent directors are appropriately scheduled for discussion at Board meetings; (vi) has the authority to retain outside advisors and consultants who report directly to the Board on board-wide issues; (vii) serves as a liaison for consultation and direct communication with stockholders, as appropriate; and (viii) performs such other duties, and exercise such powers, as from time to time prescribed by our Board.

Director Independence and Diversity. Our Board has evaluated the independence of its members based on the definition of independence for purpose of Board membership and membership on the Board’s standing committees that are applicable to the Company because its shares are listed on the NASDAQ Stock Market. Based on that evaluation, our Board has concluded that (i) six Board nominees are independent: Mses. Pagliarini and Rubin and Messrs. Briggs, Lake, Rosenberg and Sonenshine; and (ii) all of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent. Our Board believes that differences in experience, knowledge, skills and viewpoints enhance the Board’s performance. Accordingly, the Nominating and Corporate Governance Committee considers such diversity in selecting, evaluating and recommending proposed Board nominees. However, our Board has not implemented a formal policy with respect to the consideration of diversity for the composition of our Board.

Director Responsibilities. Directors are expected to act in the best interests of all stockholders; develop and maintain a sound understanding of our business and the industry in which we operate; prepare for and attend Board and Board committee meetings; and provide active, objective and constructive participation at those meetings.

Director Access to Management. Directors will have access to members of management and members of management will provide Board presentations and reports regarding the functional areas of our business for which they are responsible.

Adequate Funding for the Board and its Committees. The Company will provide the funding necessary to enable our Board and each of its committees to retain independent advisors as our Board, or such committees acting independently of the full Board, deem to be necessary or appropriate.

Executive Sessions without Management. The independent directors of our Board will hold separate sessions, outside the presence of management, to consider and evaluate the performance of the Company and its management and such other matters as they deem appropriate. In addition, the Audit Committee shall meet separately with the Company’s outside auditors.

Communications with the Board of Directors. Stockholders and other interested persons may communicate with the full Board, any Board committee, the independent directors as a group or any individual member of our Board in writing by mail addressed to the Corporate Secretary, First Foundation Inc. 18101 Von Karman Avenue, Suite 700, Irvine CA, 92612. All communications will be forwarded to our Board, the particular committee of our Board or the specified directors or individual director, as appropriate. The Company screens all regular mail for security purposes.

Selection and Nomination of Candidates for Election to the Board of Directors

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, banking or government or established academic credentials and achievements in fields relevant to our businesses. They should be committed to enhancing stockholder value and must represent the interests of all stockholders as opposed to any particular constituency within our stockholders. Directors also should have sufficient time to carry out their duties and to provide insight and practical wisdom, based on their experience, to management. Therefore, their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly their duties as directors of the Company.

The Nominating and Corporate Governance Committee recommends to our Board for selection as Board nominees persons who the members of that committee believe are best qualified to serve on our Board. That committee will consider director candidates recommended by stockholders, other members of our Board, officers and employees of the Company and other sources that the committee deems appropriate. Under its charter, the Nominating and Corporate Governance Committee also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist it in identifying qualified Board candidates. The Nominating and Corporate Governance Committee charter directs the committee to evaluate the candidates based upon the totality of their merits and not based upon minimum qualifications or attributes. In considering individual director candidates, the Nominating and Corporate Governance Committee takes into account the qualifications and business experience of the other members of our Board to ensure that a broad variety of skill sets and experience beneficial to the Company and its businesses are represented on our Board. The Nominating and Corporate Governance Committee evaluates all director candidates in the same manner regardless of the source of the recommendation. The Nominating and Corporate Governance Committee will interview and, when deemed appropriate, will conduct background inquiries about, Board candidates. Some of the criteria used by the Nominating and Corporate Governance Committee to evaluate the candidates, including those selected for nomination at the 2020 Annual Meeting, include:

•	personal and professional integrity;
•	independence;
•	absence of conflicts of interest;
•	prior business experience or academic achievements and credentials, including knowledge of the banking business;
•	educational record and achievements;
•	skills that may be relevant to the Company’s business;
•	prior board experience with the Company or other publicly traded companies; and
•	involvement in community, business and civic affairs.

Stockholder Recommendation of Board of Directors Candidates. Any stockholder desiring to submit a recommendation for consideration by the Nominating and Corporate Governance Committee of a candidate for election to our Board may do so by submitting that recommendation in writing to our Board not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. However, if the date of an annual meeting has been changed by more than 30 days from the anniversary date of the prior year’s annual meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for that annual meeting. In addition, the recommendation should be accompanied by the following information: (i) the name and address of the nominating stockholder and the person that the nominating stockholder is recommending for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the nomination of that candidate; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating stockholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such stockholder, on the one hand, and the person that the nominating stockholder is recommending for election to our Board or any other person or persons (naming each such person), on the other hand; (iv) such other information regarding the recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the written consent of the recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director. Our Board and the Nominating and Corporate Governance Committee make no distinction between whether a candidate is recommended by a stockholder or by management and the Board and the Nominating and Corporate Governance Committee apply the same process and criteria in evaluating a candidate recommended by a stockholder as it would for a candidate recommended by management.

Stockholder Nominations. Our bylaws provide that any record stockholder may nominate, at any annual meeting of stockholders, one or more candidates for election to the Board, by giving the Company written notice (addressed to the Corporate Secretary of the Company at the Company’s principal offices) of such stockholder’s intention to do so not less than 90 days nor more than 120 days prior to the first anniversary of the date on which the Company’s proxy statement for the prior year’s annual meeting was first released to stockholders, provided however, that in the event that no annual meeting was held in that prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the prior year’s proxy statement, to be timely, the stockholder notice must be received by the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the 10th day following the date on which a public announcement of the date of such annual meeting is first mailed or is first publicly announces. Such notice must be accompanied by statements and other information described in the Company’s bylaws, including the following items:

•

The nominating stockholder’s name, address, and beneficial ownership of shares of the Company (and the same information with respect to any beneficial owner for which the nominating stockholder is acting on behalf of);

•	The name, age, business address, residential address, and principal occupation or employment of the person to be nominated;
•	The nominee’s signed consent to serve as a director of the Company, if elected;
•	The number of shares of the Company’s stock beneficially owned by the nominee;
•	A description of all arrangements and understandings between the stockholder and the nominee pursuant to which the nomination is to be made; and
•	Such other information concerning the director nominee as would be required in a proxy statement soliciting proxies for the election of the director nominee under the rules of the SEC.

Stockholders are advised to carefully review our bylaws, which contain a description of the information required to be submitted, as well as the advance notice and other requirements that apply to nominations by stockholders of candidates for election to the Board. Any stockholder nomination at any annual meeting that does not comply with the requirements set forth in our bylaws will be ineffective and disregarded.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information regarding the beneficial ownership, as of April 15, 2020, of the Company’s common stock by (i) each person who we knew owned, beneficially, more than 5% of the Company’s outstanding shares, (ii) each of the Company’s current directors and each nominee standing for election to the Board at the Annual Meeting, (iii) each of the current executive officers of the Company who are named in the Summary Compensation Table below, and (iv) all of the directors and executive officers as a group. As of April 15, 2020, a total of 44,615,466 shares of our common stock were issued and outstanding.

	As of April 15, 2020 (1)
Name and Title	Number of Shares Beneficially Owned (4)		Percent of Class

FMR LLC	4,014,380	(2)	9.0%
BlackRock Inc.	2,834,710	(3)	6.4%
Ulrich Keller, Jr., Executive Chairman	2,384,474	(5)	5.3%
Scott Kavanaugh, Vice Chairman and CEO	1,388,532	(6)	3.1%
Max Briggs, Director	49,098	(7)	*
John Hakopian, Director and President of FFA	920,042		2.1%
David Lake, Director	140,105		*
Elizabeth A. Pagliarini, Director	4,503	(8)	*
Mitchell M. Rosenberg, Director	62,850		*
Diane M. Rubin, CPA. Director	3,825		*
Jacob Sonenshine, Director	63,682		*
David S. DePillo, President of FFB	719,407		1.6%
John Michel, CFO	109,266		*
Lindsay Lawrence, COO of FFB	28,376		*
All Directors and executive officers as a Group (12 persons)	5,874,160		13.1%

*	Less than 1%
(1)

This table is based upon information supplied to us by our officers, directors and principal stockholders. Except as otherwise noted, we believe that each of the stockholders named in the table has sole voting and investment power with respect to all shares of common stock shown as to which he or she is shown to be the beneficial owner, subject to applicable community property laws. The percentage ownership interest of each individual or group is based upon the total number of shares of the Company’s common stock outstanding plus the shares which the respective individual or group has the right to acquire within 60 days after April 15, 2020 through the exercise of stock options or pursuant to any contract or any other arrangement.

(2)

The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A, filed with the SEC by FMR LLC as of February 7, 2020. FMR LLC’s address is 245 Summer Street, Boston, MA, 02210.

(3)

The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC by BlackRock Inc. as of February 5, 2020. BlackRock Inc.’s address is 55 East 52nd Street New York, NY 10055.

(4)

Includes shares that may be acquired within 60 days of April 15, 2020 pursuant to the exercise of stock options, as follows: Mr. Keller, 80,000 shares; Mr. Kavanaugh, 160,000 shares; Mr. Hakopian, 80,000 shares; and all of the directors and executive officers as a group, 320,000 shares.

(5)	Includes 245,000 shares beneficially owned by Mr. Keller’s spouse, as to which he disclaims beneficial ownership.
(6)

Includes 718,743 shares pledged as collateral to secure personal indebtedness of Mr. Kavanaugh. For additional information on the Company’s policies regarding the pledging of shares, see “Corporate Governance Principles and Policies.”

(7)	Includes 6,000 shares beneficially owned by Mr. Briggs’ spouse, as to which he disclaims beneficial ownership.
(8)	Includes 647 shares beneficially owned by Ms. Pagliarini’s spouse, as to which she disclaims beneficial ownership.

ELECTION OF DIRECTORS

(Proposal No. 1)

The Company’s bylaws provide that the Board will consist of one or more members, which will be determined from time to time by resolution of the Board. The Board has set the authorized number of directors at nine.

Accordingly, a total of nine directors will be elected at the Annual Meeting to hold office until the next annual stockholders’ meeting and until their respective successors are elected and qualify to serve. The Board has nominated for election the nine persons named in the table below, all of whom are incumbent directors. Each of the nominees has consented to serve as a director if elected at the Annual Meeting. Unless authority to vote has been withheld, the named proxy holders intend to vote the shares represented by the proxies received by them “FOR” the election of all of those nine nominees. If, prior to the Annual Meeting, any of the Board’s nominees becomes unable to serve, the Board either will designate a substitute nominee, in which event the proxy holders will vote the proxies received by them for his or her election, or will reduce the authorized number of directors standing for election.

Vote Required and Recommendation of the Board of Directors

The election of director nominees requires the affirmative vote of a majority of the votes cast with respect to such director in an uncontested election (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). If the Corporate Secretary of the Company determines that the number of director nominees exceeds the number of director nominees to be elected as of the Record Date for the Annual Meeting, the director nominees will be elected by vote of a plurality of the shares, present in person or by proxy and entitled to vote on the election of directors. In such event, the nine director nominees receiving the greatest numbers of votes “for” will be elected as directors without regard to the number of shares voted against such director nominees. Votes cast shall include votes “for” and “against” a nominee and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. A director who does not receive a majority of the votes cast in an uncontested election must tender an offer of resignation to the Board. The Nominating and Corporate Governance Committee will consider the resignation offer and make a recommendation to the Board whether to accept or reject the resignation or whether other action should be taken. If any such director’s resignation offer is not accepted by the Board, the Board will publicly disclose its decision, including the reasons for not accepting the resignation offer, within four business days after reaching its decision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “ FOR ”

PROPOSAL NO. 1 TO ELECT EACH OF THE NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

Nominees

Set forth below is the name, age and position with the Company of each of the nominees recommended by the Nominating and Corporate Governance Committee and selected by the Board to stand for election to the Board at the Annual Meeting. The business address for all of these nominees is 18101 Von Karman Avenue, Suite 700, Irvine, California 92612.

	Age	Director Since	Positions with FFI

Ulrich E. Keller, Jr., CFP	63	2007	Executive Chairman and Director

Scott F. Kavanaugh	59	2007	Chief Executive Officer, Vice Chairman and Director

Max Briggs, CFP	54	2012	Director

John Hakopian	51	2007	Director, President of FFA

David Lake	54	2018	Director

Elizabeth A. Pagliarini	49	2019	Director

Mitchell M. Rosenberg, Ph.D.	66	2007	Director

Diane M. Rubin, CPA	68	2019	Director

Jacob Sonenshine, J.D., CFA	49	2007	Director

Six of the nine director nominees listed above have been determined by the Board to be independent directors, because they have not been employed nor have they received any compensation from the Company or any of its subsidiaries during the past three years, other than compensation for their service on the Board and on committees of the Board. Those director nominees are Mses. Pagliarini and Rubin, and Messrs. Briggs, Lake, Rosenberg and Sonenshine.

Set forth below is a summary of the business experience and qualifications of the nominees named above who are standing for election to the Board at the Annual Meeting.

Ulrich Keller, Jr., CFP. Mr. Keller is one of the founders of the Company and currently is the Executive Chairman of FFI and FFA. Mr. Keller served as Chief Executive Officer (“CEO”) of FFA from 1990, when it began operations as a fee-only investment advisor, until December 2009, at which time he became its Executive Chairman. In 2007, Mr. Keller became the Executive Chairman of FFI and from June 2007 until December 2009 he also served as the CEO of FFI. Mr. Keller earned a Bachelor of Science degree in Finance from San Diego State University and completed the financial planning program at the University of Southern California. Mr. Keller served as a Trustee of the University of California Irvine (“UCI”) for 15 years. During that time he was Chair of the Foundation Finance & Investment Committee and continues to serve as a member of the Investment Committee. Mr. Keller served as Co-Chair for the Center for Investment and Wealth Management at the Paul Merage School of Business at UCI. As one of the founders of the Company, who played a key role in the development and successful implementation of our business strategy of providing high quality and personalized wealth management and investment advisory services to our clients and the expansion of the financial services we offer our clients, Mr. Keller brings to the Board considerable knowledge and valuable insights about the wealth management and investment advisory business and the Southern California financial services market.

Scott Kavanaugh. Mr. Kavanaugh is, and since December 2009 has been the CEO of FFI, and from June 2007 until December 2009, he served as President and Chief Operating Officer of FFI. Mr. Kavanaugh has been the Vice- Chairman of FFI since June 2007. He also is, and since September 2007 has been, the Chairman and CEO of FFI’s wholly-owned banking subsidiary, First Foundation Bank (“FFB”). Mr. Kavanaugh was a founding stockholder and served as an Executive Vice President and Chief Administrative Officer and a member of the board of directors of Commercial Capital Bancorp, Inc., the parent holding company of Commercial Capital Bank. During his tenure as an executive officer and director of Commercial Capital Bancorp, Inc. that company became a publicly traded company, listed on NASDAQ, and its total assets grew to more than $1.7 billion. From 1998 until 2003, Mr. Kavanaugh served as the Executive Vice President and Chief Operating Officer and a director of Commercial Capital Mortgage. From 1993 to 1998, Mr. Kavanaugh was a partner and head of trading for fixed income and equity securities at Great Pacific Securities, Inc., a west coast-based regional securities firm. Mr. Kavanaugh earned a Bachelor of Science degree in Business Administration and Accounting at the University of Tennessee and a Masters of Business Administration (“MBA”) degree in Information Systems at North Texas State University. Mr. Kavanaugh is, and since 2008 has been, a member of the board of directors of Colorado Federal Savings Bank and its parent holding company, Silver Queen Financial Services, Inc. Since March 2015, Mr. Kavanaugh has served as director for Nexpoint Residential Trust Inc., a publicly traded real estate investment trust that is advised by NexPoint Real Estate Advisors, L.P. an affiliate of Highland Capital Management, L.P. In February 2020 Mr. Kavanaugh was appointed to the Board of Directors of Nexpoint Real Estate Finance. Mr. Kavanaugh also served as a member of the boards of directors of NexBank SSB and its parent holding company, NexBank Capital, Inc. from December 2013 until December 2015. From January 2000 until June 2012, Mr. Kavanaugh served as Independent Trustee and Chairman of the Audit Committee, and from June 2012 until December 2013 served as Chairman, of the Highland Mutual Funds, a mutual fund group managed by Highland Capital Management, L.P. Mr. Kavanaugh is also a director on the Lanakila Pacific’s Foundation Board. The Board believes that Mr. Kavanaugh’s extensive experience as an executive officer of banks and other financial services organizations, combined with his experience as a director of both public and private companies, qualifies him to serve as a member of our Board. In addition, because Mr. Kavanaugh is the Company’s CEO, we believe that his participation as a member of the Board facilitates communication between the outside Board members and management.

Max Briggs, CFP. From 2005 to 2012, Mr. Briggs served as Chairman of the Board of Desert Commercial Bank (“DCB”). He was elected as a director of the Company following our acquisition of DCB in August 2012. Mr. Briggs is, and since 1996 has been the President and CEO of FLC Capital Advisors, a wealth management firm with over $475 million of assets under administration. From 1992 to 2007, Mr. Briggs served as CEO of Franklin Loan Center, a mortgage banking company. Mr. Briggs earned a Business Administration and Finance degree from Stetson University. We believe Mr. Briggs is a valuable member of our Board due to his knowledge of the banking business, gained from his service as Chairman of DCB, particularly as conducted in Palm Desert, California and its surrounding communities, where we have two of our wealth management offices, and his experience as President and CEO of a wealth management firm.

John Hakopian. Mr. Hakopian is, and since April 2009 has been, the President of FFA and is and since 2007 has been a member of the Board. Mr. Hakopian was one of the founders of FFA in 1990, when it began its operations as a fee-based investment advisor and served as its Executive Vice President and Co-Portfolio Manager from 1994 through April 2009. Mr. Hakopian earned a Bachelor of Arts degree in Economics from UCI and a MBA degree in Finance from the University of Southern California. Mr. Hakopian’s extensive knowledge of the Company’s wealth management and investment advisory business makes him a valuable member of the Board who is able to provide the outside Board members with insight in to the operations and risks of that business.

David Lake. Mr. Lake has served as a director of FFI since June 1, 2018. Since 1993 Mr. Lake has been the Chief Executive Officer of and a co-founder of 4EARTH Farms, Inc., a grower and value-added produce company with over 400 employees in California and affiliated operations in other states. Mr. Lake served as the Chairman of the Board of Directors of PBB Bancorp, since its formation in May 2014, and of the Board of Directors of its wholly-owned subsidiary Premier Business Bank from July 2006 until the June 2018 acquisition of PBB Bancorp by the Company. We believe Mr. Lake brings to the Board his knowledge of operating a highly successful company and his experience as an independent director of a community bank in Southern California.

Elizabeth A. Pagliarini. Ms. Pagliarini is, and since September 2014 has been Chief Financial Officer and Treasurer of Summit Healthcare REIT, Inc., a Maryland corporation that invests in and owns real estate. Since August 2019, she has also served as Chief Operating Officer of Summit Healthcare REIT, Inc. Her background includes experience in finance, accounting, operations, compliance, securities litigation and executive management. Prior to working at Summit, Ms. Pagliarini was chief compliance officer and FINOP (financial and operations principal) at a Los Angeles-based investment bank from 2005 to 2008, and a principal at a securities litigation and financial consulting firm 2001 to 2014. Ms. Pagliarini received her Bachelor of Science in Business Administration with a concentration in Finance from Valparaiso University. She is also a Certified Fraud Examiner. Ms. Pagliarini is active in her community, serving on the Emeritus Board of Directors for Forever Footprints, a non-profit organization that provides support to families that have suffered the loss of a baby during pregnancy or infancy, and is a member of the Mission Viejo, California City Council Investment Advisory Commission. We believe that Ms. Pagliarini’s educational and executive experience in managing the financial, accounting, securities filing and operations functions of several finance-oriented firms qualifies her to serve as a member of our Board of Directors.

Mitchell M. Rosenberg, Ph.D. Dr. Rosenberg has served as a director of FFI since 2007. Dr. Rosenberg is, and since 2005 has served as, President and founder of the consulting firm of M. M. Rosenberg & Associates, which provides executive and organizational development services to public and private companies in the fields of financial services, health care and technology. From 2002 to 2005, Dr. Rosenberg was Chief Executive Officer for The Picerne Group, an international investment firm investing primarily in real estate, and portfolios of loans. Prior to 2002, Dr. Rosenberg served as Executive Vice President and Director of Business Services for Ameriquest Capital Corporation and directed the Human Resource and Organizational Development functions for Washington Mutual Bank, American Savings Bank and Great Western Bank. Dr. Rosenberg earned a Bachelor of Science degree in Psychology from Ohio University, a Masters of Science degree in Industrial Psychology from California State University, Long Beach, and a Ph.D. degree in Psychology with an emphasis on Organizational Behavior from Claremont Graduate University, which is the graduate university of the Claremont Colleges. We believe that Dr. Rosenberg’s educational and operational experience in managing the human resource and organizational development functions of a number of banking organizations and a real estate investment firm provides insight regarding the Company’s human resource functions, including compensation considerations that will impact the Company’s growth and expansion.

Diane M. Rubin, CPA. Ms. Rubin is continuing in a career of more than 44 years in accounting and accounting industry and practice oversight roles. Ms. Rubin is, and since January 2016 has been, a member of the Board of Trustees of the Financial Accounting Foundation, and in 2019 was elected to serve as the Vice Chair of the Board of Trustees. The Financial Accounting Foundation is the organization responsible for the oversight, administration and appointment of the Financial Accounting Standards Board and the Governmental Accounting Standards Board. From 2012 to 2015 Ms. Rubin served as a member of the Private Company Council, an advisory board that works with FASB to determine possible alternatives within GAAP for private companies. From 1996 to 2012 Ms. Rubin served as an Audit Partner and Quality Control Partner with the San Francisco-based Novogradac & Company LLP. In 1989 Ms. Rubin established an independent diversified audit, accounting and tax firm with clients including small businesses, broker/dealers, non-profits and professional organizations. Ms. Rubin has experience in accounting and financial accounting roles with insurance, technology and banking firms. Ms. Rubin started her career with Price Waterhouse & Co. in 1975 in that firm’s audit practice. We believe that Ms. Rubin’s deep knowledge of accounting and auditing qualifies her to serve as a member of our Board of Directors.

Jacob Sonenshine, J.D., CFA. Mr. Sonenshine has served as a director of FFI since 2007. Mr. Sonenshine is, and since 2012, has served as President of Prell Restaurant Group, an operator of fast casual restaurants. From 2006 until 2012, Mr. Sonenshine served as the President and Chief Operating Officer of Professionals Retirement Strategy, a retirement planning and entity risk management firm. From 1999 to 2005, Mr. Sonenshine was President and co-founder of RSM EquiCo, an investment bank specializing in mergers and acquisitions of privately-held middle market companies. Mr. Sonenshine earned a Bachelor of Science degree in economics and a Bachelor of Administration degree in International Relations from the University of Pennsylvania, and a J.D. degree and a MBA degree from the University of Southern California. We believe Mr. Sonenshine’s experience as President of a retirement planning firm is valuable to the Board in overseeing FFA’s wealth management and investment advisory business.

Executive Officers

In addition to Messrs. Keller, Kavanaugh and Hakopian, each of whom is an executive officer and an incumbent director and nominee for re-election to the Board at the Annual Meeting, set forth below are the names and biographical information of our other executive officers:

David S. DePillo. Mr. DePillo, age 58, is, and since May 2015 has been, the President of FFB. Mr. DePillo has more than 25 years of banking and investment management experience. He was most recently at Umpqua Bank, where he served as Executive Vice President from April 2014, following Umpqua’s acquisition of Sterling Savings Bank, until he left to join FFB. He joined Sterling Savings Bank in October 2010 as its Chief Credit Officer and transitioned to Vice Chairman and Chief Lending Officer in March 2012, until his appointment as Executive Vice President of Umpqua Bank. Previously, Mr. DePillo served as the Vice Chairman of the board of Fremont General Corporation, a financial services holding company, and of Fremont Investment & Loan, its wholly-owned bank subsidiary. From November 2007 to September 2009, he was the president of both companies. From 1999 through 2006, Mr. DePillo served as the Vice Chairman, President and Chief Operating Officer of Commercial Capital Bancorp Inc. and its subsidiary companies.

John Michel. Mr. Michel, age 60, is, and since September 2007 has been, the Executive Vice President and CFO of the Company and FFB. Since January 2009, he has also served as the CFO of FFA. Mr. Michel served as the CFO of Sunwest Bank from February 2005 to October 2006 and of Fidelity Federal Bank from September 1998 to December 2001. Mr. Michel earned a Bachelor of Business Administration Accounting degree from the University of Notre Dame. On March 3, 2020 Mr. Michel tendered his resignation as CFO of each of the Company, FFB and FFA, effective no later than April 30, 2020.

Lindsay Lawrence. Ms. Lawrence, age 38, is, and since October 2017 has been, the Executive Vice President, Chief Operating Officer of FFB. From July 2016 to September 2017, Ms. Lawrence served as Executive Vice President, Chief Banking Officer of FFB. From June 2015 to June 2016, Ms. Lawrence served as Executive Vice President, Director of Depository Services of FFB. Ms. Lawrence has 15 years of banking experience. Prior to joining FFB, she was at Umpqua Bank, where she served as the Senior Vice President Commercial Deposits Executive from April 2014, following Umpqua’s acquisition of Sterling Savings Bank, until May 2015. She joined Sterling Savings Bank in July 2013, serving as Senior Vice President, Commercial Deposits Executive. Prior to joining Sterling, Ms. Lawrence served as Executive Vice President, Chief Banking Officer at Opus Bank from 2010 to 2013. Ms. Lawrence earned her Master’s degree in Business Administration from University of California, Irvine and a Bachelor’s degree in Communications from Northwestern University. She also graduated from Pacific Coast Banking School with honors in 2018.

There are no family relationships between any director, executive officer or person nominated to become a director or executive officer.

The Board of Directors

Election of Directors

Our bylaws provide that our directors shall be elected at each annual meeting of stockholders but, if any such annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of stockholders held for such purpose. All directors shall hold office until their respective successors are elected, subject to the Delaware General Corporation Law (the “DGCL”) and our bylaws with respect to vacancies on the Board. A vacancy on the Board shall be deemed to exist in case of the death, resignation, retirement, disqualification, or removal from office. Vacancies on the Board, unless otherwise required by law or by resolution of the Board, may be filled only by a majority vote of the directors then in office, though less than a quorum or, if there is only one director then in office, by such director (and in neither case by the stockholders). No decrease in the number of authorized directors shall shorten the term of any incumbent director.

Subject to the DGCL and our bylaws, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided, however, that at any meeting of stockholders for which the Corporate Secretary of the Company determines that the number of nominees exceeds the number to be elected as of the Record Date for such meeting, the directors shall be elected by vote of the plurality of the shares, present in person or represented by proxy and entitled to vote on the election of directors.

Role of the Board of Directors

In accordance with Delaware law, the Board oversees the management of the business and affairs of the Company. The members of the Board keep informed about our business primarily through discussions with management, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings

During 2019, our Board held a total of 11 meetings and each director attended at least 75% of the total number of those meetings and the meetings of the Board committees on which he or she served during his or her term of office as a director in 2019. We encourage our directors to attend our annual meetings of shareholders. All of our current directors attended our 2019 Annual Meeting of Stockholders.

The Board’s Role in Risk Oversight

The Board’s responsibilities in overseeing the Company’s management and business include oversight of the Company’s key risks and management processes and controls. Management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures.

The risk of incurring losses on the loans we make is an inherent feature of the banking business and, if not effectively managed, such risks can materially affect our results of operations. Accordingly, the Board, as a whole, exercises oversight responsibility over the processes that our management employs to manage those risks. The Board fulfills that oversight responsibility by:

•	monitoring trends in the Company’s loan portfolio and the Company’s allowance for loan losses;
•	establishing internal limits related to the Company’s lending exposure and reviewing and determining whether or not to approve loans in amounts exceeding certain specified limits;
•

reviewing and discussing, at least quarterly and more frequently, if the Board deems necessary, reports from the FFB’s chief credit officer relating to such matters as (i) risks in the Company’s loan portfolio, (ii) economic conditions or trends that could reasonably be expected to affect (positively or negatively) the performance of the loan portfolio or require increases in the ALLL and (iii) specific loans that have been classified as “special mention,” “substandard” or “doubtful” and, therefore, require increased attention from management;

•	reviewing, at least quarterly, management’s determinations with respect to the adequacy of, and any provisions required to be made to replenish or increase, the ALLL;
•	reviewing management reports regarding collection efforts with respect to nonperforming loans; and
•	authorizing the retention of, and reviewing the reports of, external loan review consultants with respect to the risks in and the quality of the loan portfolio.

Although risk oversight permeates many elements of the work of the full Board and its committees, the Audit Committee is responsible for overseeing any other significant risk management processes.

Committees of our Board of Directors

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Board has adopted a written charter for each of those committees, and copies of those charters are available on the Investor Relations section of our website at www.ff-inc.com. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues.

The Audit Committee. Our Board has established a standing Audit Committee, the current members of which are Ms. Rubin, its chairman, Messrs. Briggs and Sonenshine, and Ms. Pagliarini. The Board has determined that all of the members of the Audit Committee are independent within the meaning of the Listing Rules of the NASDAQ Stock Market and the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board also has determined that Mses. Rubin and Pagliarini and Mr. Briggs meet the definition of “audit committee financial expert” adopted by the SEC.

The Audit Committee’s responsibilities include:

•

overseeing the integrity of the financial statements of the Company and its subsidiaries, including the financial reporting processes and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

•	overseeing the independence, qualifications and performance of the Company’s independent auditors and internal audit function;
•

engaging in substantive dialogue with the independent auditors regarding the audit and expected critical accounting matters (“CAMs”) to understand the nature of each CAM, the auditor’s basis for the determination of each CAM and how each CAM is expected to be described in the auditor’s report;

•	monitoring the open communication among the independent auditor, management, the internal audit function and the Board;
•	reviewing and assessing the adequacy of its formal written charter on an annual basis;
•

engage proactively with management and auditors in the implementation process of new standards to understand management’s implementation plan, understand management’s processes to establish and monitor controls and procedures over adoption and transition and

•	overseeing such other matters that may be specifically delegated to the Audit Committee by the Board.

The Audit Committee met 10 times during 2019.

The Compensation Committee. The Board has established a standing Compensation Committee, the current members of which are Dr. Rosenberg, its chairman, Mr. Lake, and Mses. Pagliarini and Rubin. The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the NASDAQ rules applicable to such committees.

The Compensation Committee’s responsibilities include:

•	reviewing and approving the compensation plans, policies and programs for the Company’s CEO and other senior officers;
•

developing, reviewing and making recommendations to the Board with respect to the adoption or revision of cash and equity incentive plans, approving individual grants or awards thereunder and reporting to the Board regarding the terms of such individual grants or awards;

•

reviewing and discussing with the Company’s management the narrative discussion and tables regarding executive officer and director compensation to be included in the Company’s annual proxy statement, in accordance with applicable laws, rules and regulations;

•	producing and approving an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable laws, rules and regulations;
•	making recommendations to the Board regarding the type and amount of compensation be paid or awarded to members of the Board;
•	reviewing and assessing the adequacy of its formal written charter on an annual basis; and
•	overseeing any other matters that may be specifically delegated to the Compensation Committee by the Board.

Compensation Committee Interlocks and Insider Participation. None of the members of our Compensation Committee have been an officer or employee of the Company or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the Board or Compensation Committee (or other Board committee performing equivalent functions) of any entity that has one or more executive officers serving as one of our directors or as one of the members of our Compensation Committee. The Compensation Committee met four times during 2019.

The Nominating and Corporate Governance Committee. Our Board has established a standing Nominating and Corporate Governance Committee, the current members of which are Dr. Rosenberg, its chairman, and Messrs. Briggs and Sonenshine. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the NASDAQ rules applicable to such committees.

The Nominating and Corporate Governance Committee’s responsibilities include:

•

developing and recommending policies to the Board regarding the director nomination process, including establishing a policy with regard to consideration of director candidates recommended by directors, employees, stockholders and others or to fill director vacancies, in accordance with the Company’s bylaws;

•	identifying and making recommendations to the Board specific candidates for election as directors;
•	recommending to the Board specific selection qualifications and criteria for Board membership;
•	evaluating the independence of the directors and making recommendations to the Board with respect to the directors to be appointed to serve on each committee of the Board;
•

developing and recommending, for the Board’s approval, corporate governance principles and policies, and codes of conduct for the Company’s executive officers, employees and directors as the Committee determines from time to time to be appropriate, in accordance with applicable laws, rules and regulations;

•	leading the Board in its annual review of the performance of the Board and its committees, as applicable;
•	reviewing and assessing the adequacy of its formal written charter on an annual basis; and
•	overseeing any other matters that may be specifically delegated to the Nominating and Corporate Governance Committee by the Board.

The Nominating and Corporate Governance Committee met four times during 2019.

Director Compensation

Only non-employee directors are entitled to receive compensation for service on the Board and committees of the Board. The compensation each non-employee director received for their service on the Board and Board committees is set forth in the following table for the year ended December 31, 2019:

	Director Compensation
	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Max Briggs	$70,000	$50,000	$120,000
David Lake	60,000	50,000	110,000
Elizabeth Pagliarini(2)	40,000	25,000	65,000
Mitchell M. Rosenberg	60,000	50,000	110,000
Diane Rubin(3)	40,000	25,000	65,000
Jacob Sonenshine	60,000	50,000	110,000
James Brakke(4)	25,000	25,000	50,000
Martha Corbett(5)	17,500	—	17,500
Warren D. Fix(6)	25,000	25,000	50,000

(1)

On February 26, 2019, when our closing share price was $15.29 per share, each then non-employee director received a grant of 1,636 RSUs. These vested on May 20, 2019. On August 27, 2019, when our closing share price was $13.77, each then non-employee director received a grant of 1,816 RSUs. These shares vested on November 18, 2019. This column reflects the aggregate dollar amount of the grant date fair value of these RSUs, computed in accordance with FASB ASC Topic 718, Stock Compensation. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. Ms. Corbett left the Board prior to the vesting of the RSUs granted to her on February 26, 2019.

(2)	Mrs. Pagliarini joined the Board on May 26, 2019.
(3)	Mrs. Rubin joined the Board on May 26, 2019.
(4)	On May 26, 2019, Mr. Brakke’s term ended.
(5)

On March 22, 2019, Ms. Corbett submitted her resignation from the Board of Directors and from her role as Audit Committee Chair of the Company and its wholly-owned subsidiaries, First Foundation Bank and First Foundation Advisors, effective on March 22, 2019. The decision of Ms. Corbett to resign was not the result of any disagreement with the Company, First Foundation Bank or First Foundation Advisors on any matter relating to the respective operations, policies or practices of the Company, First Foundation Bank or First Foundation Advisors.

(6)	On May 26, 2019, Mr. Fix’s term ended.

The Board of Directors, acting upon a recommendation from the Compensation Committee, annually determines the non-employee directors' compensation for serving on the Board of Directors and its committees. In 2019, the Lead Director and the Chairman of the Audit Committee received retainers at an annual rate of $120,000. The other directors received retainers at an annual rate of $110,000. These amounts represent the annual retainer paid to each director and were paid at a rate of $50,000 in shares of the Company's common stock pursuant to a written restricted stock unit agreement, and the balance in cash.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Proposal No. 2)

The Audit Committee of our Board has selected Eide Bailly as our independent registered public accounting firm for our fiscal year ending December 31, 2020. Eide Bailly audited our consolidated financial statements for the fiscal year ended December 31, 2019 and the effectiveness of our internal control over financial reporting at December 31, 2019. The Audit Committee of our Board selected Vavrinek, Trine, Day & Co., LLP (“Vavrinek”) as our independent registered public accounting firm for our fiscal year ending December 31, 2018. Vavrinek audited our consolidated financial statements for the fiscal year ended December 31, 2018 and the effectiveness of our internal control over financial reporting at December 31, 2018. A representative of Eide Bailly is expected to attend the Annual Meeting and will be afforded an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders in attendance at the Annual Meeting.

On July 22, 2019, Eide Bailly acquired the operations of Vavrinek. As a result, Vavrinek resigned as the Company’s independent registered public accounting firm as of July 22, 2019. Prior to engaging Eide Bailly, the Company did not consult with Eide Bailly regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Eide Bailly on the Company’s financial statements, and Eide Bailly did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue. The reports of Vavrinek regarding the Company’s financial statements for the fiscal years ended December 31, 2018 and 2017 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2018 and 2017, and during the period from December 31, 2018 through July 22, 2019, the date of resignation, there were no disagreements with Vavrinek on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Vavrinek would have caused it to make reference to such disagreement in its reports. The Company provided Vavrinek with a copy of the preceding statements and requested Vavrinek to furnish it with a letter addressed to the SEC stating whether or not it agrees with the statements and, if it does not agree, the respects in which it does not agree. A copy of Vavrinek’s letter is included as an exhibit to the Company’s current report on Form 8-K filed with the SEC on July 23, 2019.

Audit and Other Fees Paid in Fiscal Year 2019 and 2018

Aggregate fees for professional services rendered to the Company by Eide Bailly and Vavrinek were as follows for the years ended December 31:

	2019	2018
Audit Fees	$430,000	$312,000
Audit Related Fees	—	—
Tax Fees	—	—
All other Fees	—	4,715
Total	$430,000	$316,715

Audit Fees. In the year ended December 31, 2019, Eide Bailly rendered audit services which consisted of the audit of the Company’s consolidated financial statements for the year then ended. In the year ended December 31, 2018 Vavrinek rendered audit services which consisted of the audit of the Company’s consolidated financial statements for the year then ended.

Audit Related Fees. Eide Bailly and Vavrinek did not render any other audit related services to us during 2019 or 2018.

Tax Fees. Eide Bailly and Vavrinek did not render any tax services to us during 2019 or 2018.

All Other Fees. In 2018, Vavrinek provided comfort letters, consents, and assistance with and review of documents filed with the SEC in conjunction our public offerings. No other services were provided in 2019 and 2018.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s Charter provides that the Audit Committee must pre-approve services to be performed by the Company’s independent registered public accounting firm. In accordance with that requirement, the Audit Committee pre-approved the engagement of Eide Bailly and Vavrinek pursuant to which it provided the services described above for the fiscal years ended December 31, 2019 and 2018, respectively.

Proposal to Ratify the Appointment of our Independent Registered Public Accountants

A proposal will be presented at the Annual Meeting to ratify the Audit Committee’s appointment of Eide Bailly as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. Although ratification by the stockholders is not a prerequisite to the power and authority of the Audit Committee to appoint Eide Bailly as the Company’s independent registered public accountants, the Audit Committee considers such ratification to be desirable. In the event of a negative vote on such ratification, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal 2020 if the Audit Committee deems such a change to be in the best interests of the Company and its stockholders.

Vote Required and Board Recommendation

Approval of this Proposal requires the affirmative vote of the majority of the shares present and voted on this Proposal at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2

TO APPROVE THE APPOINTMENT OF EIDE BAILLY LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

REPORT OF THE AUDIT COMMITTEE

Role and Responsibilities of Audit Committee

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Eide Bailly LLP, Certified Public Accountants, is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the financial statements’ conformity with accounting principles generally accepted in the United States of America, and annually attesting to management’s assessment of the effectiveness of the Company’s internal control over financial reporting. It is the Audit Committee’s responsibility to monitor and oversee these processes and procedures as part of its oversight role. It is not the duty of the Audit Committee to prepare the financial statements, to plan or conduct audits, or to determine that the financial statements are complete and accurate and were prepared in accordance with generally accepted accounting principles. The members of the Audit Committee may rely, and have relied, on the information provided to them and on the representations made by management and Eide Bailly.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s 2019 audited consolidated financial statements with management and Eide Bailly. The Audit Committee has also discussed with Eide Bailly the matters required to be discussed pursuant to Statement on Auditing Standards No. 1301 (Communications with Audit Committees). The Audit Committee also has reviewed and discussed with Eide Bailly its written disclosures and letter provided to the Audit Committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding communications by Eide Bailly with the Audit Committee concerning independence and has considered the compatibility of any non-audit services performed for the Company by Eide Bailly on its independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K. The Audit Committee also recommended the appointment of Eide Bailly as the Company’s independent accountants for the year ending December 31, 2020.

Respectfully Submitted,

Diane Rubin (Chairperson)

Max Briggs

Elizabeth Pagliarini

Jacob Sonenshine

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN 2019

(Proposal No. 3)

We are asking our stockholders to approve, at this year’s Annual Meeting, an advisory resolution with respect to the compensation paid to our named executive officers for 2019.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the compensation committee has structured our named executive officer compensation programs in a manner designed to achieve the following objectives:

•	retain and attract key executives;
•	pay for performance;
•	align the interests of our executives more closely with those of our stockholders; and
•	provide incentives for our named executive officers to remain in the employ of the Company over multi-year periods and to focus on the Company’s longer term performance.

We believe that our executive compensation practices have contributed to our success and have been effective in achieving our compensation objectives. We urge stockholders to carefully read the “Compensation Discussion and Analysis” section of this Proxy Statement, the Summary Compensation Table and the other compensation-related tables and the notes and narrative that follow those tables.

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid in 2019 to the Company’s named executive officers, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Summary Compensation Table and the other compensation-related tables, and the notes and narrative in the Proxy Statement for the Company’s 2020 Annual Meeting of Stockholders.”

Because this vote is advisory, it will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will give serious consideration to the outcome of the vote when establishing executive compensation programs in the future.

The Board will continue to ask stockholders to cast a non-binding, advisory vote on the compensation paid to our named executive officers every year until the next stockholder vote on the frequency of such advisory vote, which is currently expected to be held no later than the 2025 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR 2019 AS DESCRIBED IN THIS PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

FFI’s executive compensation program is designed to support the following objectives:

•	Design and implement comprehensive compensation programs to retain current, and attract future, named executive officers (“NEOs”) and other key management personnel, and
•

Through those compensation programs seek to align the interests of our NEOs and other key management personnel with the longer-term interests of our stockholders through the use equity-based compensation tools and tying a significant portion of NEO total compensation to the Company’s financial performance.

You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our NEOs. This Compensation Discussion and Analysis contains information that is relevant to your voting decision.

The Compensation Discussion and Analysis is organized into the following sections:

•	Executive Summary
•	Performance and Pay
•	Compensation Process and Decisions

Executive Summary

The Compensation Committee monitors and considers the interests of FFI’s stockholders regarding executive compensation. Our Board, the Compensation Committee, and our executive team continue to review our executive compensation practices and look for opportunities to improve and strengthen its pay for performance objective and alignment with stockholders’ interests. During the past year, FFI took the following actions:

•

The Compensation Committee engaged McLagan, a leading human resources consulting firm, to perform a review of FFI’s executive compensation program and make recommendations for enhancements. The decision to engage McLagan was made by the Compensation Committee and was not made or recommended by management.

•

FFI continued to use RSUs as its primary equity incentive award for its NEOs. FFI introduced RSUs as a component of the executive incentive compensation plan for the chief executive officer and certain direct reports in 2015. The RSU design is discussed further under the Equity Compensation section below. FFI has maintained the same RSU program design and extended it further into the organization. The Compensation Committee reviewed the percentage of bonus paid in time-based RSUs in 2019. The Compensation Committee intends to revisit the program design, metrics considered, and weighting each year before issuing new grants to continuing executives.

•	FFI and the Compensation Committee continue to evaluate additional policies that may further bolster or enhance FFI’s commitment to true pay-for-performance.

Financial Highlights

Financial highlights for 2019 include:

•	Earnings of $56.2 million, or $1.25 per fully diluted share for 2019, as compared to $43.0 million, or $1.01 per fully diluted share in 2018. This represents increases of 31% and 24%, respectively.
•	Increased return on tangible equity from 10.6% in 2018 to 11.5% in 2019(1).
•	Total revenues increased 11% from $191 million in 2018 compared to $212 million in 2019.
•	Record loan production of $1.93 billion in 2019.
•	Tangible book value increased from $10.33 per share at December 31, 2018 to $11.57 per share at December 31, 2019(1).
(1)

Tangible common equity is a non-GAAP financial measure. Tangible common equity (also referred to as tangible book value or tangible equity) and tangible assets, are equal to common equity and assets, respectively, less $97.2 million and $99.5 million of goodwill and intangible assets as of December 31, 2019 and 2018, respectively. Average tangible equity is equal to average common equity less $98.3 million and $69.2 million of average goodwill and intangible assets for the years ended December 31, 2019 and 2018, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios. Accordingly, we believe that tangible equity and tangible book value per share provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

Other Highlights

Other, non-financial highlights for 2019 include:

•	Provided support to our communities through our lending activities, charitable donations, volunteer support and targeted programs, resulting in the receipt of a satisfactory CRA rating in 2019.

Summary of 2019 Compensation Decisions

The Compensation Committee made the following decisions for 2019:

•

Changes in annual salaries in 2019 included: Mr. Kavanaugh – increase of $150,000 to $850,000; Mr. DePillo – increase of $100,000 to $700,000; Mr. Michel – increase of $50,000 to $400,000: No change was made in the annual salaries of Mr. Keller or Ms. Lawrence in 2019.

•

Total bonus targets and percentage allocated to RSUs for 2019 were: Mr. Keller - $310,000 and 10%; Mr. Kavanaugh - $1,075,000 and 30%; Mr. DePillo $705,000 and 30%; Mr. Michel - $335,000 and 30%; Ms. Lawrence - $424,000 and 30%. See the Equity Compensation section below for further discussion of the RSU program in place.

•

Messrs. Keller, Kavanaugh, DePillo and Michel and Ms. Lawrence were awarded their 2019 full target bonus based on each individuals’ performance and the performance of the Company, which met its goals for 2019.

Performance and Pay

FFI has a strong pay-for-performance philosophy that links executive compensation to achievement of the operating and financial goals set by the Board. FFI anticipates that growth in net earnings per share and a continued focus on maintaining a strong balance sheet will be positively reflected in FFI’s stock price. In 2019, FFI achieved the following results, compared with prior periods, as of or for the years ending December 31:

(dollars in 000’s)	2019	2018	2017
Income before taxes	$79,499	$60,086	$50,599
Net income	$56,239	$42,958	$27,582
Earnings per fully diluted share	$1.25	$1.01	$0.78
Non-performing assets to total assets	0.20%	0.21%	0.31%
Loans, including loans held for sale	$5,050,669	$4,801,312	$3,818,107
Deposits	$4,891,144	$4,532,968	$3,443,527
Return on tangible book value(1)	11.5%	10.6%	8.6%
Tangible book value per share(1)	$11.57	$10.33	$9.46

(1)

Tangible common equity is a non-GAAP financial measure. Tangible common equity (also referred to as tangible book value or tangible equity) and tangible assets, are equal to common equity and assets, respectively, less $97.2 million, $99.5 million and $33.6 million of goodwill and intangible assets as of December 31, 2019, 2018 and 2017, respectively. Average tangible equity is equal to average common equity less $98.3 million, $69.2 million and $4.5 million of average goodwill and intangible assets for the years ended December 31, 2019, 2018 and 2017, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios. Accordingly, we believe that tangible common equity to tangible assets, tangible book value per share and return on average tangible equity provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

The following graph shows a comparison from December 31, 2015 through December 31, 2019 of the cumulative total return for our common stock, compared against (i) the Russell 2000 Index, which measures the performance of the smallest 2,000 members, by market cap, (ii) the Russell 3000 Index, which measures the performance of the smallest 3,000 members, by market cap, of the Russell Index, and (iii) an index published by SNL Securities L.C. (“SNL”) and known as the SNL Western Bank Index, which is comprised of 51 banks and bank holding companies (including the Company), the shares of which are listed on NASDAQ or the New York Stock Exchange and most of which are based in California and the remainder of which are based in nine other western states.

	Period Ending
	12/31/2015	12/31/2016	12/31/2017	12/31/2018	12/31/2019

First Foundation Inc. (FFWM)	100.00	120.81	157.19	109.03	147.52
Russell 2000 Index	100.00	119.48	135.18	118.72	146.89
Russell 3000 Index	100.00	110.42	131.23	122.06	156.89
SNL Western Bank Index	100.00	107.62	117.66	90.84	107.77

The stock performance graph assumes that $100 was invested in Company common stock at the close of market on December 31, 2015, and, at that same date, in the Russell 2000 Index, the Russell 3000 Index and the SNL Western Bank Index and that any dividends paid in the indicated periods were reinvested. Shareholder returns shown in the stock performance graph are not necessarily indicative of future stock price performance.

As the chart indicates, the total stockholder return to FFI investors over the four year period ended December 31, 2019 exceeded the returns of the Russell 2000 Index and SNL Western Bank Index.

It is apparent that the growth in the financial metrics listed above have been reflected in the performance of our stock. Further, the FFI compensation program structure and committee decisions during this period reflect a strong pay-for-performance commitment.

Compensation Process and Decisions

Compensation Philosophy and Objectives

We believe that the success of our business and the creation of long term stockholder value depend to a large extent on our ability to retain and to attract superior management employees. Therefore, the Compensation Committee endeavors to ensure that the compensation of our executive officers is competitive and consistent with market conditions in order to enable us to attract and retain key executives who are critical to the Company’s long-term success and the achievement of sustained increases in stock value. Therefore, when reviewing and approving both the types and amounts of compensation to be paid to our NEOs, as well as other key management employees, the Compensation Committee seeks to achieve the following objectives:

•

Ensure that each NEO’s cash compensation is competitive in relation to the compensation paid by our principal competitors and other companies which, although not comparable to us, may seek to recruit our NEOs and other key management employees based on their skills and experience and their record of success.

•

Design compensation programs that incentivize our NEOs and other key management personnel to remain in the Company’s employ and to enable us to attract additional key executives with the requisite experience, skills and record of success required for the future growth of the Company.

•

Align the interests of our NEOs and other key management personnel with the longer-term interests of our stockholders by tying a significant portion of each NEO’s total compensation to the Company’s financial performance.

•

Provide for at-risk compensation to make up a significant proportion of potential total compensation of our NEOs and other officers by means of cash or equity incentives, the payment of which depends on the achievement of pre-established Company financial performance goals.

Role of the Compensation Committee

The Compensation Committee has the primary authority to determine FFI’s compensation philosophy and to establish compensation for Scott F. Kavanaugh, FFI’s Chief Executive Officer, and FFI’s other executive officers. Each component of compensation for FFI’s executives is generally administered under the direction of the Compensation Committee and is reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described below. In determining each level of compensation and the total compensation package, the Compensation Committee reviews a variety of sources to determine and set compensation. Mr. Kavanaugh aids the Compensation Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. The Compensation Committee can exercise its discretion by modifying any recommended adjustments or awards to the executives. Each executive also participates in an annual performance review with Mr. Kavanaugh that includes a self-evaluation for the period being assessed. The Compensation Committee performs Mr. Kavanaugh’s annual performance review.

The Compensation Committee seeks to provide salary, incentive compensation opportunities and employee benefits that fall within the range of FFI’s competitors. The Compensation Committee periodically and as warranted considers compensation levels of executives with similar qualifications and experience at financial companies of similar size, complexity and business activities.

Surveys prepared by management are also used periodically to assess whether FFI is maintaining its labor market competitiveness. These surveys compare FFI’s compensation programs to the compensation programs of similarly-sized bank holding companies located in the Western United States.

Role of the Compensation Consultant

To assist in its efforts to meet the objectives outlined above in 2019, the Compensation Committee retained McLagan to provide general executive compensation consulting services to the Compensation Committee and to support management’s need for advice and counsel. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to retain or terminate such consultant and engage other advisors.

McLagan, our independent compensation consultant, collaborated with our management to obtain data, clarify information, and review preliminary recommendations prior to the time they were shared with the Compensation Committee. The consultant provided data regarding market practices and worked with management to develop recommendations for changes to plan designs and policies consistent with the philosophies and objectives discussed above.

Fees billed by McLagan in 2019 for advice and services provided to the Compensation Committee were $19,000.

Upon consideration of factors pursuant to NASDAQ compensation committee independence rules, the Compensation Committee has concluded that no conflict of interest exists that would prevent McLagan from independently representing the Compensation Committee. The Compensation Committee’s conclusion was based on the following factors:

•	Total fees paid in 2019 to McLagan were not material in the context of total revenues disclosed in McLagan’s most recent annual report;

McLagan has adopted and disclosed to the Compensation Committee its executive compensation consulting protocols for client engagements and the Compensation Committee believes these protocols provide reasonable indications that conflicts of interest will not arise;

•	McLagan reports directly to the Compensation Committee Chair;
•	The Compensation Committee members and executive officers of the Company have no business or personal relationship with McLagan; and
•	The Compensation Committee, in its discretion, determines whether to retain or terminate McLagan.

Peer Group

During 2016, the Compensation Committee retained McLagan to assist in identifying a peer group of competitive banks as a baseline comparator to which FFI would refer when establishing executive compensation. The Compensation Committee, with McLagan’s assistance, developed a compensation peer group consisting of 20 publicly traded bank holding companies that the Compensation Committee believes are similar to FFI in terms of position in the market, total assets, net income, market capitalization and stockholder return. The companies are Banc of California, Inc., CVB Financial Corp., Opus Bank, HomeStreet, Inc., Pacific Premier Bancorp, Central Pacific Financial Corp., Westamerica Bancorp, Hanmi Financial Corp., National Bank Holdings, Corp., TriCo Bancshares, Heritage Financial Corp., CoBiz Financial Inc., Preferred Bank, Guaranty Bancorp, Farmers & Merchants Bancorp, CU Bancorp, Heritage Commerce Corp., Bank of Marin Bancorp, Sierra Bancorp and Heritage Oaks Bancorp. The average total assets of that peer group was $3.8 billion (including pending acquisitions) at the time it was assembled.

In 2019 the Compensation Committee retained McLagan to prepare a new peer group based on the Company’s overall growth as well as changes in the earlier peer group due to merger and acquisition activity. The new peer group consists of 20 financial institutions with total assets of between $3 billion and $15 billion at June 30, 2019 (including pending acquisitions) located in six states (California, Oregon, Washington, Montana, Colorado and Hawaii), these include: First Interstate BancSystem, Columbia Banking System, Inc., CVB Financial Corp., Glacier Bancorp Inc., Pacific Premier Bancorp, Banc of California, Inc., Banner Corp., Axos Financial, Inc., Opus Bank, HomeStreet Inc., Luther Burbank Corp., TriCo Bancshares, National Bank Holdings Corp., Central Pacific Financial Corp., Westamerica Bancorp, Hanmi Financial Corp., Heritage Financial Corp., Preferred Bank, Farmers & Merchants Bancorp and Heritage Commerce Corp. The average total assets of the peer group was $7.1 billion (including pending acquisitions) at the time it was assembled.

Components of Executive Compensation

We generally allocate executive compensation among three major categories or components: (i) base salary; (ii) annual cash incentive compensation; and (iii) equity incentive compensation in the form of RSUs. Base salaries constitute the “guaranteed” portion of each NEO’s compensation, while cash incentives and equity incentives constitute the “at-risk” portion of our NEOs compensation, because the payment of those incentives generally is made contingent on the financial performance of the Company and, in the case of equity incentives, on the continued employment of the NEO with the Company. We believe that the combination of the different components of executive compensation enables us to retain existing and attract new management employees in the competitive local and national markets and to balance the motivation of our NEOs and other key management employees to execute on immediate goals while remaining conscious of our longer term strategic objectives and goals.

The allocation of the individual components of executive compensation is based on a number of factors, including competitive market conditions and the positions within our organization held by our NEOs and other key management employees, which determines their ability to influence our financial performance. Generally, the percentage of compensation at risk, either in the form of bonus or equity compensation, is higher for our NEOs than for other management employees, because the performance of our NEOs has a greater impact on whether or not we achieve our financial goals and strategic objectives. For 2019, 2018 and 2017, the Compensation Committee decided that 25% of the at-risk compensation should be awarded in RSUs for our NEOs except for the Executive Chairman, for whom 10% of the at-risk compensation was awarded in RSUs in 2019 and paid entirely in cash in 2018 and 2017.

The Compensation Committee performs annual reviews of our executive compensation programs to evaluate their competitiveness and their consistency with our overall management compensation philosophy and objectives. To ensure that we are appropriately compensating our NEOs and other key management employees and that we have appropriate human resources to execute on our business plans, the members of our Compensation Committee review information that is available to them and use their judgment in making compensation decisions. While we consider the compensation paid by other comparable or similar companies (including the Peer Group referred to above) to their senior executives, no single factor is determinative in setting compensation structure or allocating among elements of compensation.

In addition, the Compensation Committee reviews the Company’s executive and employee compensation practices to assess whether or not they create improper incentives that would result in material risks to the Company. Based on this review and analysis, the Compensation Committee has determined that none of the Company’s compensation practices for its NEOs or other employees is reasonably likely to have a material adverse effect on the Company.

Base Salaries

The Compensation Committee reviews base salaries for all NEOs and other executives annually to align them with market and industry levels as appropriate and after taking into account FFI’s general financial performance and the executive’s role, responsibilities, experience and future potential. The Compensation Committee seeks to establish base salaries that are within the competitive range of salaries for persons holding similarly responsible positions at peer company banks and bank holding companies with an emphasis placed on those located in the Western United States. In addition, the Compensation Committee considers current and expected economic conditions in evaluating salary levels.

Specific criteria considered in CEO Kavanaugh’s 2019 performance were the Company’s performance in regards to income before taxes, loan growth, deposit growth and capital management, in addition to overall asset quality, and the Company’s compliance with rules and regulations. As a result of the Compensation Committee’s performance evaluation, Mr. Kavanaugh’s salary for 2020 will be $850,000, unchanged from 2019. The Committee determined that Mr. Kavanaugh’s leadership of the Company to date as well as the expertise, experience and skills required to lead the Company going forward made it appropriate to maintain Mr. Kavanaugh’s base salary to this market competitive level.

The annual base salaries of Messrs. Keller, DePillo and Michel and Ms. Lawrence for 2020 are $575,000, $700,000, $400,000 and $400,000, respectively, unchanged from 2019.

Based upon guidance provided by McLagan and additional information captured through a variety of sources. FFI believes that it compensates its executives equitably when compared to competitive companies in that peer group.

Annual Incentive Bonuses

It is the Compensation Committee’s objective to have a substantial portion of each executive’s compensation contingent upon FFI’s performance as well as upon the executive’s own level of performance and contribution toward FFI’s performance. FFI utilizes annual bonuses to align executive compensation with FFI’s business objectives and FFI’s performance. Placing an emphasis on incentive compensation is consistent with FFI’s philosophy of rewarding executives for FFI’s performance.

The annual incentive bonus award is primarily driven by the achievements of the Company. For 2017, 2018 and 2019, the primary goals set by the Compensation Committee were based on the Company’s budgeted income before taxes and the Company compliance with rules and regulations. In addition, for 2018 and 2019, the Compensation set a credit quality goal, the ratio of nonperforming assets (NPAs) to total assets. The following schedule sets forth the goals and actual results for the years ended December 31:

($ in 000’s)	2017	2018	2019
Income before taxes:
Budget	$46,171	$58,956	$71,887
Actual	50,599	60,086	79,499

Ratio of NPAs to total assets:
Goal		0.50%	0.50%
Actual		0.21%	0.20%

In addition, for 2017, 2018 and 2019, the Company met its subjective goals with regards to compliance with rules and regulations.

As a result of the Company’s performance in relation to the goals set by the Compensation Committee, Mr. Kavanaugh was awarded 100% of his target bonus in each of 2017, 2018 and 2019. In addition to the goals set for the Company, the other NEOs must also meet individual subjective goals as part of the determination of their annual incentive bonus. Based on the Company meeting its goals in each of 2017, 2018 and 2019, and the achievement of individual subjective goals, Messrs. Keller, DePillo and Michel were awarded 100% of their target bonuses in 2017, 2018 and 2019. Based on the Company meeting its goals in 2018 and 2019, and the achievement of subjective individual goals, Ms. Lawrence was awarded 100% of her target bonus in 2018 and 2019.

The Compensation Committee provides long-term incentive compensation, in the form of RSUs as a component of the annual incentive bonus, to FFI’s executive officers through the grant of awards under FFI’s equity incentive plan. In accordance with FFI’s philosophy, the use of equity compensation is intended to provide incentives to FFI’s executive officers to work toward the long-term growth of FFI by providing them with an award that will increase in value only to the extent that the value of FFI’s common stock increases. Because the value of awards under FFI’s equity incentive plan bear a direct relationship to FFI’s stock price, the Compensation Committee believes that equity awards are an effective long-term incentive to create value for stockholders and appropriately align the interests of FFI’s executives with the interest of FFI’s stockholders.

The payment of the annual incentive award for 2019 is split between cash and RSUs as determined by the Compensation Committee. For Messrs. Kavanaugh, DePillo and Michel and Ms. Lawrence, 30% of the annual incentive award in 2019 was in the form of RSUs. For Mr. Keller, 10% of his annual incentive award in 2019 was in the form of RSUs. For Messrs. Kavanaugh, DePillo and Michel, 25% of the annual incentive award in 2018 and 2017 was in the form of RSUs. For Ms. Lawrence, 25% of the annual incentive award in 2018 was in the form of RSUs. One-third of these RSUs vested immediately at grant date and one-third vests incrementally on each of the first and second anniversaries of the grant date subject to continued employment. The Compensation Committee decided to only require 10% of Mr. Keller’s annual incentive award in 2019 to be in the form of RSUs and to not to require any portion of his annual incentive award for 2018 and 2017 to be in the form of RSUs due to his substantial investment in the common stock of the Company.

Other Elements of Compensation and Perquisites

In order to attract and retain talented executives who will focus on achieving FFI’s long-term goals, FFI provides to its NEOs, including Mr. Kavanaugh, the following benefits and perquisites:

•

Change of Control Agreements. FFI has entered into the change of control agreements with its NEOs who would likely be involved in decisions regarding, and the successful implementation of, a merger or acquisition and could be at risk for a job loss if a change of control occurs. The Compensation Committee believes that such agreements are important in order to provide an incentive for executives to remain employed with FFI throughout the turmoil and uncertainty that a tender offer or merger can cause. Such continuity in leadership benefits both FFI’s stockholders and employees and, ultimately, a company that would acquire FFI. These agreements are intended to allow the executives to focus on making and implementing decisions that are in the best interests of FFI’s stockholders without being distracted or influenced in the exercise of their business judgment by personal concerns, such as looking for a new job. Change of control agreements are typically offered to executives in the marketplace and therefore are necessary to attract and retain executives as well as to protect stockholders’ interests. The change of control agreements, in language that modifies and is more restrictive than in the equity incentive plan documents, provide that a change of control and an associated termination of an executive officer’s employment (a “double trigger”) would accelerate the vesting of all of the executives’ outstanding options and equity awards pursuant to the terms of such awards.

•

Defined Contribution Plan. FFI offers a 401(k) savings plan to all eligible employees age 18 and over who complete at least 90 days of service with FFI, First Foundation Bank or First Foundation Advisors. Participants may contribute a portion of their compensation subject to certain limits based on federal tax laws. Participants may select between making regular pre-tax contributions or Roth contributions. FFI has historically made matching contributions to the plan. The Company matches, each pay period, 100% of the first 3% contribution made by an eligible employee and 50% of the next 2% contribution made by an eligible employee, subject to applicable regulatory limits. The employer contributions are subject to vesting requirements based on tenure with the Company. Plan assets are held in trust. Participants can direct their investment contributions into a variety of specified mutual funds.

•

Medical and Dental Insurance. FFI provides to each NEO and their family such medical and dental coverage as FFI may from time to time make available to its employees. FFI pays a portion of the premiums for this insurance for all employees.

•	Life Insurance. FFI provides life insurance in the amount of $250,000 for each NEO.

Clawbacks. The Sarbanes-Oxley Act of 2002 includes a clawback provision, Section 304, which generally would require our CEO and CFO to disgorge bonuses, other incentive or equity-based compensation, and profits on sales of company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws. Our Board of Directors has adopted an Incentive Compensation Clawback Policy. Under that Policy, if any of our executive officers or employees receive incentive compensation as a result of our achievement of (i) financial results measured on the basis of financial statements that are required to be restated or (ii) financial, operational or other performance metric(s) that were satisfied as a result of fraudulent, dishonest or illegal conduct (as defined by law), we will become entitled to recoup from those executive officers or employees, the amount by which the incentive compensation they had received based on those financial statements or the satisfaction of those metrics exceeds the incentive compensation they would have received had such incentive compensation been determined on the basis of the restated financial statements or revised metric results (“excess compensation”). The Policy provides for the recoupment of excessive compensation paid to or received by any executive officer or employee during the three years immediately preceding the accounting restatement. The Policy further provides that, if the excess compensation was paid or received in shares of common stock and the executive officer had sold those shares within a year of the public disclosure of the financial statements that were the subject of the accounting restatement, we will be entitled to recoup the net profits realized by the executive officer from the sale of those shares.

Stock Ownership Guidelines for Named Executive Officers. To more directly align the interests of our named executive officers with the interests of the stockholders, our Board adopted stock ownership guidelines that require each named executive officer to acquire and maintain a minimum ownership interest in the Company within five years of becoming an executive officer or no later than five years from the adoption of the guidelines in November 2019. Each named executive officer, other than the Chief Executive Officer, Executive Chairman and President, must own Company stock with a value of at least three times his or her base annual salary. The Chief Executive Officer must own Company stock with a value of at least six times his base salary, and each of the Executive Chairman must own Company stock with a value of at least five times their respective base salaries. All of the NEOs have met or are on track to meet these targets within the timeframe applicable to them.

Role of Tax Requirements

With the repeal of the Section 162(m)’s performance-based compensation rule in connection with the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017, compensation paid to our covered executive officers in excess of $1 million will not be deductible for Federal tax purposes unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

The employment agreements with our NEOs provide that if the severance and change in control benefits payable to the executive would constitute an “excess parachute payment” as defined in Section 280G of the Code, such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments being subject to the excise tax imposed by Section 4999 of the Code. That agreement, as well as the change in control agreements with our NEOs also provide that if any benefit thereunder is subject to Section 409A of the Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

Summary

The Compensation Committee believes that FFI’s philosophy of aligning compensation with FFI’s performance and individual superior performance was met and that the compensation for FFI’s executive officers has been competitive and comparable to the compensation received by executive officers of similarly-sized banks located in the Western United States. In addition, FFI’s executive compensation philosophy and programs support FFI’s overall objective to enhance stockholder value through profitable management of FFI’s operations. The Compensation Committee is firmly committed to the ongoing review and evaluation of FFI’s executive compensation program.

REPORT OF COMPENSATION COMMITTEE

To Our Stockholders:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with FFI’s management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, as amended.

Respectfully submitted:

Mitchell M. Rosenberg, Ph.D. (Chairman)

David Lake

Elizabeth Pagliarini

Diane Rubin

SUMMARY COMPENSATION TABLE

The following table sets forth, for our NEOs, the compensation earned in the years ended December 31:

Name and Position	Year	Salary(2)(3)	Non-Equity Incentive Compensation (4)	Stock Awards (4)(5)(6)	All Other Compensation (7)	Total

Ulrich E. Keller, Jr., Executive	2019	$575,000	279,000	31,000	33,000	918,000
Chairman of FFI and FFA	2018	575,000	$230,000	$—	$41,100	$846,100
	2017	575,000	230,000	—	35,200	$840,200

Scott F. Kavanaugh, Chief Executive	2019	856,000	753,000	322,000	37,000	1,968,000
Officer of FFI and FFB, Vice Chairman	2018	706,000	630,000	210,000	46,600	1,592,600
of FFI, Chairman of FFB	2017	706,000	630,000	210,000	40,400	1,586,400

David DePillo, President of FFI and	2019	700,000	494,000	211,000	37,000	1,442,000
FFB	2018	600,000	450,000	150,000	46,600	1,246,600
	2017	600,000	450,000	150,000	40,400	1,240,400

John Michel, Chief Financial Officer	2019	406,000	235,000	100,000	33,000	774,000
of FFI, FFB and FFA	2018	381,000	211,000	70,300	32,700	695,000
	2017	381,000	211,000	70,300	28,000	690,300

Lindsay Lawrence, Chief Operating	2019	400,000	297,000	127,000	12,000	836,000
Officer of FFB(1)	2018	400,000	300,000	100,000	20,200	820,200

(1)	Ms. Lawrence is classified as a NEO for 2019 and 2018 only.
(2)	Although Messrs. Keller and Kavanaugh are also directors of the Company, they do not receive any fees or other compensation for their service as directors.
(3)	Mr. Kavanaugh’s and Mr. Michel’s salaries include a $6,000 per year automobile allowance for use of his personal automobile.
(4)

In 2019 and 2018, Messrs. Keller, Kavanaugh, DePillo and Michel and Ms. Lawrence each received 100% of their target bonus awards, the respective amounts of which are set forth in this table. In 2017, Messrs. Keller, Kavanaugh, DePillo and Michel each received 100% of their target bonus awards, the respective amounts of which are set forth in this table.

(5)

For Messrs. Kavanaugh, DePillo, and Michel and Ms. Lawrence, 30% of their annual incentive award for 2019 was paid to them in the form of RSUs. For Messrs. Kavanaugh, DePillo and Michel, 25% of their annual incentive award for 2018 and 2017 was paid to them in the form of RSUs. For Ms. Lawrence, 25% of her annual incentive award in 2018 was paid in the form of RSUs. Therefore, on February 26, 2020, Mr. Keller received a grant of 2,037 RSUs, Mr. Kavanaugh received a grant of 21,156 RSUs, Mr. DePillo received a grant of 13,863 RSUs, Mr. Michel received a grant of 6,570 RSUs and Ms. Lawrence received a grant of 8,346 RSUs; on February 26, 2019, Mr. Kavanaugh received a grant of 13,734 RSUs, Mr. DePillo received a grant of 9,810 RSUs, Mr. Michel received a grant of 4,599 RSUs and Ms. Lawrence received a grant of 6,540 RSUs; and on February 27, 2018, Mr. Kavanaugh received a grant of 11,553 RSUs, Mr. DePillo received a grant of 8,253 RSUs and Mr. Michel received a grant of 3,867 RSUs under our 2015 Equity Incentive Plan. Each RSU, upon vesting, enables its holder to receive one of our common shares. One-third of these awards of RSUs vested immediately at grant date and one-third vests incrementally on each of the first and second anniversaries of the grant date subject to continued employment. Our closing share price on February 26, 2020 was $15.41, on February 27, 2019 was $15.29 and on February 28, 2018 was $18.18.

(6)

This column reflects the dollar amount of the grant date fair value of an RSU award, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule.

(7)

Includes Company contributions to the 401(k) plan of $11,200 for Messrs. Keller, DePillo, and Michel, and $10,300 for Ms. Lawrence in 2019; $11,000 for each of the NEOs in 2018; and $6,800 for Messrs. Keller, Kavanaugh, DePillo and Michel in 2017. Includes compensation attributed to individual for participation in corporate awards events of $8,500 for Messrs. Keller, Kavanaugh, DePillo and Ms. Lawrence in 2018; and $7,300 for Messrs. Keller, Kavanaugh and DePillo in 2017. The other amounts in this column represent medical, dental and life insurance premiums paid by the Company.

Employment Agreements

Each of our NEOs is employed under an employment agreement for a term ending on December 31, 2022. The employment agreements with each NEO are substantially the same, except with respect to compensation amounts.

Mr. Kavanaugh originally entered into an employment agreement with FFI and FFB on September 17, 2007 and this agreement was subsequently amended on December 31, 2009, December 28, 2012, August 31, 2013, January 26, 2016, February 7, 2018, and March 11, 2020. Mr. Keller originally entered into an employment agreement with FFA on September 17, 2007 and this agreement was subsequently amended on December 31, 2009, December 31, 2012, August 31, 2013, January 26, 2016, February 7, 2018, and March 11, 2020. Mr. Michel originally entered into an employment agreement with FFI, FFB and FFA on September 17, 2007 and this agreement was subsequently amended on December 31, 2009, December 28, 2012, August 31, 2013, January 26, 2016, and February 7, 2018. Mr. DePillo entered into an employment agreement with FFB on May 11, 2015 and this agreement was subsequently amended on February 7, 2018 and March 11, 2020. Ms. Lawrence entered into an employment agreement with FFB on June 1, 2015 and this agreement was subsequently amended on February 7, 2018 and March 11, 2020.

Set forth below are summaries of the material terms of those employment agreements. These summaries are not intended to be complete and are qualified in their entirety by reference to the employment agreements themselves, which are included as exhibits to our Annual Report on Form 10-K filed with the SEC on March 2, 2020.

Material Terms of the Employment Agreements

Salaries. The employment agreements currently provide for the payment of base annual salaries as follows: Mr. Keller: $575,000; Mr. Kavanaugh: $850,000; Mr. DePillo: $700,000, Ms. Lawrence: $400,000, and Mr. Michel: $400,000. Those salaries are subject to review and may be increased, but not reduced, by our Board or our Compensation Committee.

Participation in Incentive Compensation and Employee Benefit Plans. Each of the employment agreements provides that the NEO will be entitled to participate in any management bonus or incentive compensation plans adopted by our Board or our Compensation Committee and in any qualified or any other retirement plans, stock option or equity incentive plans, life, medical and disability insurance plans and other benefit plans which FFI and its subsidiaries may have in effect, from time to time, for all or most of its senior executives. Mr. DePillo’s agreement provides that he will have an annual target bonus of at least 75% of his then current base annual salary.

Termination and Severance Provisions. Each employment agreement provides that the NEO’s employment may be terminated by the Company with or without cause or due to his or her death or disability or by the NEO with or without good reason. In the event of a termination of the NEO’s employment by the Company without cause or by the NEO for good reason, the Company will become obligated to pay severance compensation to the NEO in an amount equal to 12 months of his or her annual base salary or the aggregate annual base salary that would have been paid to the NEO for the remainder of the term of his or her employment agreement if such remaining term is shorter than 12 months (the “Termination Benefits Period”). In addition, during the Termination Benefits Period or until the NEO obtains employment with another employer that offers comparable health insurance benefits, whichever period is shorter, the Company will be obligated to continue to provide any group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), subject to payment of premiums by the NEO at the active employee’s rate then in effect. The severance benefits will be reduced by severance benefits received under other severance or similar plans. Payments of the foregoing severance benefits amounts will be paid over the Termination Benefits Period in pro rata installments in accordance with our payroll practices.

The foregoing severance benefits are subject to the NEO executing an agreement that releases us and our affiliates from all legal claims. The NEO is also required to abide by customary confidentiality provisions and for eighteen months after his or her termination, the NEO may not solicit our employees or use trade secrets or confidential information to solicit current or prospective customers or to encourage customers, suppliers, vendors or service providers to terminate or modify their business relationship with us.

If the NEO’s employment is terminated due to his or her death then his or her estate shall receive a lump sum payment equal to his or hers then annual base salary with payment occurring as soon as practicable after his or her death. If, during his or her employment, a NEO experiences a disability such that he or she cannot perform his or her essential job functions then we can only terminate his or her employment after the expiration of the lesser of six months or the remaining term in the employment agreement. During such period of time, the NEO shall continue to receive his or her annual base salary less any disability or sick pay that he or she is receiving along with continued participation in our employee benefits plans.

Cause/Good Reason Definitions. The employment agreements contain the following definitions with respect to determining whether/when a NEO is eligible for severance benefits.

“Cause” generally means the occurrence of any of the following by the NEO:

•	acts of gross negligence, willful misconduct or insubordination and which involve us or our affiliates, or acts of fraud;
•

violation of laws or government regulations which could subject us or our affiliates to disciplinary or enforcement action by a governmental agency, or which could adversely affect our or our affiliates’ reputation or goodwill;

•	acts which would constitute a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud;
•	failure to perform a substantial portion of the duties and responsibilities assigned or delegated to the NEO under this Agreement,
•	breach of the material obligations under the employment agreement;
•	violation by the NEO of any conflict of interest policy, ethical conduct policy or employment policy or a breach of his or her fiduciary duties;
•

the issuance of an order or directive by any government agency which requires the NEO to disassociate himself or herself from us or an affiliates or which suspends his or her employment or requires him to terminate his or her employment; or

•

for Mr. Keller, the suspension or loss of, or a failure to maintain in full force and effect, any professional license or certification needed by the NEO which is needed to enable him to perform his or her responsibilities or duties; or

•

For Messrs. Kavanaugh, Michel and DePillo, and Ms. Lawrence the issuance of an order under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act requiring the NEO to be removed or permanently prohibited from participating in the conduct of our business.

“Good Reason” generally means the occurrence of any of the following actions taken by us with respect to the NEO and without his or her consent:

•	a material reduction in authority, duties or responsibilities;
•

a material reduction in base salary or base compensation, unless such reduction is made as part of an across-the-board cost-cutting measure that is applied equally or proportionately to all senior executives;

•	a relocation of the NEO’s principal place of employment to an office (other than our headquarters offices) located more than thirty (30) miles from his or hers then principal place of employment; or
•	a breach of our material obligations to the NEO under the employment agreement which breach continues uncured for a period of thirty (30) days following written notice from the NEO.

The following conditions must be satisfied in order for the NEO to terminate his or her employment for Good Reason: (1) the NEO shall have given us a written notice of termination for Good Reason (a “Good Reason Termination Notice”) prior to the expiration of a period of fifteen (15) consecutive calendar days commencing on the date that the NEO is first notified in writing that we have taken a Good Reason action, (2) we have failed to rescind or cure the Good Reason action within thirty (30) consecutive calendar days following our receipt of the Good Reason Termination Notice, and (3) the Good Reason Termination Notice must expressly state that the NEO is terminating his or her employment for Good Reason and must describe in reasonable detail the Good Reason action that entitles him to terminate his or her employment for Good Reason.

Compensation Risk Assessment

The Compensation Committee has conducted an annual compensation risk assessment and concluded that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee took into account the significant proportion of the annual compensation that is based on equity incentives that have long maturities and vesting periods, and the Company’s clawback and other corporate policies that align the NEO’s and other executive officers’ compensation with the interests of the Company’s stockholders.

Pay Ratio Disclosure

Set forth below is the annual total compensation of our median employee, the annual total compensation of our CEO, Mr. Kavanaugh, and the ratio of those two amounts:

•	The 2019 annual total compensation of the median employee of the Company (other than our CEO) was $108,000;
•	The 2019 annual total compensation of Mr. Kavanaugh was $1,968,000; and
•	For 2019, the ratio of the annual total compensation of Mr. Kavanaugh to the median annual total compensation of all our employees was 18:1

Our CEO-to-median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K promulgated by the SEC. The rules for determining the pay ratio based on the median employee's annual total compensation allow companies to utilize different methodologies that reflect their employment and compensation practices. As such, the pay ratio reported by other companies may not be comparable to our pay ratio. To determine the median employee, we used the following methodology:

•	Examined actual 2019 earnings from payroll records;
•	Excluded employees who separated in 2019 such that only active employees at December 31, 2019 were considered;
•	Excluded the CEO

The results were sorted from highest total compensation to lowest total compensation to determine the median employee. After identifying the median employee, the Company calculated the 2019 annual total compensation for both our median employee and our CEO using the same methodology that the Company used to calculate the CEO's annual total compensation for the "Summary Compensation Table" in this proxy statement and as further described below as applicable:

•	Salary is equal to amounts earned in 2019;
•	Bonus is equal to amount earned for 2019 and paid in the first quarter of 2020
•	Restricted stock units awards were based on units awarded and stock price on date of the award
•	Other compensation which consists of medical, dental and life insurance benefits and our 401k match.

The CEO's total compensation is divided by the total compensation of the median employee to determine the CEO pay ratio.

Change of Control Agreements

The Company has entered into Change of Control Severance Agreements with each of its NEOs (the “CC Agreements”). Messrs. Kavanaugh, Keller, and Michel each entered into their respective CC Agreements on September 17, 2007, Mr. DePillo entered into his CC Agreement on May 11, 2015 and Ms. Lawrence entered into her CC Agreement on June 1, 2015.

The CC Agreements with each NEO are substantially the same, except with respect to the value of the potential severance payments, and can be terminated by the Company upon three years advance written notice to the NEO. A CC Agreement will also terminate (without payment of severance benefits) in the event the NEO’s employment is terminated by the Company for Cause (as defined in the NEO’s employment agreement) or due to his or her death or disability or retirement, or by the NEO without Good Reason.

Each of the CC Agreements provides that if the Company undergoes a Change of Control while the NEO is still in the employ of the Company or one of its subsidiaries and, within the succeeding 12 months, the NEO terminates his or her employment due to the occurrence of a “Good Reason Event” (such as involuntary changes to any of the NEOs authority or responsibilities, compensation, eligibility for participation in bonus and employee benefit plans or relocation of work location) then the NEO will become eligible to receive the following severance compensation (in lieu of severance benefits that could be provided under the NEO’s employment agreement):

•

two times the sum of (1) his or her annual base salary as then in effect and (2) the maximum bonus compensation that the NEO could have earned under any bonus or incentive compensation plan in which he or she was then participating, if any;

•	acceleration of the vesting of any then unvested stock options or restricted stock held by the NEO, and
•

continued participation for the NEO and his or her family members in medical, dental, vision, disability, and life insurance plans and programs through the end of the second calendar year following the calendar year of the termination.

The foregoing severance benefits are conditioned upon the NEO executing documentation that releases us and our affiliates from all legal claims. Payment of the cash amount under clause (i) above shall be paid on the first business day after the end of the sixth calendar month after the NEO’s termination of employment if the Company is subject to the reporting requirements of the Securities Exchange Act of 1934 on the date of the NEO’s termination of employment. In all other cases, the payment will be due on the fifth business day after the NEO’s termination of employment. The severance benefits will be reduced to avoid the imposition of excise taxes under Internal Revenue Code Sections 280G and 4999 if the NEO would be better off an after-tax basis.

Change of Control/Good Reason Definitions. The CC Agreements contain the following definitions with respect to determining whether/when a NEO is eligible for severance benefits under the CC Agreements.

“Change of Control” generally means the occurrence of any of the following subject to certain exceptions:

•	a person who becomes the beneficial owner, directly or indirectly, of more than twenty-five percent (25%) of the Company’s voting securities subject to certain conditions;
•

a consolidation, merger, or reorganization of the Company with or into another person, or of another person with or into the Company, in which the holders of the Company’s outstanding voting securities immediately prior to the consummation of such consolidation, merger or reorganization would not, immediately after such consummation, own beneficially, directly or indirectly, (in the aggregate) at least sixty percent (60%) of the voting securities of (1) the continuing or surviving person in such merger, consolidation or reorganization (whether or not that is the Company) or (2) the ultimate parent, if any, of that continuing or surviving person;

•

a consolidation, merger or reorganization of the Company’s subsidiary with or into another person, or of another person with or into the subsidiary, unless the persons that were the holders of the Company’s voting securities immediately prior to such consummation would have, immediately after such consolidation, merger or reorganization, substantially the same proportionate direct or indirect beneficial ownership of at least sixty (60%) of the voting securities of (1) the continuing or surviving person in such consolidation, merger or reorganization (whether or not that is the Subsidiary) or, (2) the ultimate parent, if any, of that continuing or surviving person;

•

a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or of its subsidiary;

•

the holders of the voting securities of the Company approve any plan or proposal for the liquidation or dissolution of the Company, unless the plan of liquidation provides for all or substantially all of the assets of the Company to be transferred to a person in which the holders of the Company’s voting securities immediately prior to such liquidation have or will have, immediately after such liquidation, substantially the same proportionate direct or indirect beneficial ownership of at least sixty percent (60%) of the voting securities of such person; or

•

during any period of two (2) consecutive years during the term of the CC Agreement, individuals who at the beginning of that two year period constituted the entire Board do not, for any reason, constitute a majority thereof, unless the election (or the nomination for election) by the holders of the Company’s voting securities, of each director who was not a member of the Board at the beginning of that two year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the two year period.

“Good Reason” generally means the occurrence of any of the following actions taken by us with respect to the NEO and without his or her consent:

•

The scope of NEO’s authority or responsibilities is significantly reduced or diminished or there is an change in his or her position or title as an officer of the Company or subsidiary, or both, that constitutes or would generally be considered to constitute a demotion;

•	a reduction in base salary, unless such reduction is made as part of an across-the-board cost-cutting measure that is applied equally or proportionately to all senior executives;
•

a significant reduction or discontinuation in the NEO’s bonus and/or incentive compensation award opportunity unless it is applied equally or proportionately to all senior executives participating in the incentive plan or program;

•	a significant reduction or discontinuation in the NEO’s participation in any other benefit plan subject to certain exceptions;
•	a relocation of the NEO’s principal place of employment to an office (other than our headquarters offices) located more than thirty (30) miles from his or her then principal place of employment; or
•

a breach of our material obligations to the NEO under either the employment agreement or CC Agreement which breach continues uncured for a period of thirty (30) days following written notice from the NEO.

In order to resign his or her employment for Good Reason under the CC Agreement, the NEO must provide the Company with written notice of termination for Good Reason within 45 days of the occurrence of the applicable Good Reason event.

Potential Payments upon Termination or Change in Control

The following table sets forth the potential payments that would have been payable to our NEOs upon a termination of employment in certain circumstances, including in connection with a Change in Control (“CIC”). The actual amounts payable can only be determined when an executive is terminated and can be more or less than the amounts shown below, depending on the facts and circumstances actually prevailing at the time of the executive’s termination of employment. The payments calculated below are based on the executive's salary as of December 31, 2019, and assume a qualifying termination on December 31, 2019.

	Base Salary	Bonus	Acceleration of Unvested Stock Awards (1)	Continuation of Medical Benefits (2)	Total Termination Benefits

Ulrich Keller, Jr.
Voluntary termination	$—	$—	$—	$—	$—
Involuntary termination(3)	575,000	—	—	24,500	599,500
Termination without Cause or
for Good Reason after CIC(3)	1,150,000	620,000	—	49,100	1,819,100
Disability	—	—	—	—	—
Death(3),(4)	325,000	—	—	—	325,000

Scott Kavanaugh
Voluntary termination	—	—	—	—	—
Involuntary termination(3)	850,000	—	—	36,200	886,200
Termination without Cause or
for Good Reason after CIC(3)	1,700,000	2,150,000	226,300	72,500	4,148,800
Disability	—	—	—	—	—
Death(3),(4)	600,000	—	—	—	600,000

David DePillo
Voluntary termination	—	—	—	—	—
Involuntary termination(3)	700,000	—	—	36,200	736,200
Termination without Cause or
for Good Reason after CIC(3)	1,400,000	1,410,000	161,700	72,500	3,044,200
Disability	—	—	—	—	—
Death(3),(4)	450,000	—	—	—	450,000

John Michel
Voluntary termination	—	—	—	—	—
Involuntary termination(3)	400,000	—	—	24,500	424,500
Termination without Cause or
for Good Reason after CIC(3)	800,000	670,000	75,700	49,100	1,594,800
Disability	—	—	—	—	—
Death(3),(4)	150,000	—	—	—	150,000

Lindsay Lawrence
Voluntary termination	—	—	—	—	—
Involuntary termination(3)	400,000	—	—	36,200	436,200
Termination without Cause or
for Good Reason after CIC(3)	800,000	848,000	92,300	72,500	1,812,800
Disability	—	—	—	—	—
Death(3),(4)	150,000	—	—	—	150,000

(1)

The amounts in this column represent the value of unvested RSU awards that would accelerate upon a CIC as of December 31, 2019. The value is determined by multiplying the number of accelerated shares by the closing share price of $17.40 for our common stock as of December 31, 2019.

(2)

The amounts in this column represent the premiums for medical, dental and life insurance premiums as of December 31, 2019 that the Company would be obligated to pay for the NEO for the period of time specified in the related employment or CIC agreement.

(3)

Assumes an effective date of a qualifying termination of employment of December 31, 2019. In addition to the payments provided in this row, the NEO is entitled to receive accrued benefits earned through the date of termination.

(4)

In the event of a termination of employment due to death, the NEO’s estate is entitled to receive the NEO’s base salary less the amount of any life insurance benefits paid under any Company provided life insurance plan. As of December 31, 2019, the Company provides to each NEO a life insurance benefit of $250,000. This amount has been subtracted from each NEO’s base salary as of December 31, 2018 to determine the amount payable in this row.

2015 Equity Incentive Plan

Purposes. The purposes of the 2015 Equity Incentive Plan (the “2015 Equity Plan”) are (a) to enhance our ability to attract and retain the services of officers and other key employees, directors and outside service providers, (b) to provide additional incentives to such persons to devote their effort and skills to the advancement of the Company by providing them an opportunity to participate in the ownership of the Company, and (c) to more closely align their interests with the interests of our stockholders by rewarding performance that results in increases in our share prices. The 2015 Equity Plan replaced incentive equity plans adopted in 2007 (the “2007 Equity Plans”). Effective upon the adoption of the 2015 Equity plan, no grants were eligible to be issued under the 2007 Equity Plans. As of December 31, 2019, there are still option grants outstanding under the 2007 Equity Plans. The 2015 Equity Plan expires in 2025.

Eligible Participants. Incentive stock options may be granted only to employees of the Company or its subsidiaries, including the NEOs. All other Awards may be granted to any of our officers, other employees and directors, and to outside service providers that render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The Compensation Committee determines which individuals will participate in the 2015 Equity Plan.

Award Types. The 2015 Equity Plan permits the issuance of the following types of Equity Incentive Awards:

•

Options. Options may be non-qualified stock options or incentive stock options and may vest based on time or achievement of performance goals. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest.

•

Restricted Stock. A restricted stock award is an offer by us to sell or award shares of our common stock subject to restrictions, which may vest based on time or achievement of predetermined performance goals and which may be subject to forfeiture, in whole or in part, in the event of a cessation of the participant’s service with the Company or a failure to achieve any performance goals. The price, if any, of a restricted stock award will be determined by the Compensation Committee.

•

Stock Appreciation Rights. SARs provide for a payment, or payments, in cash or shares of our common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price at grant up to a maximum amount of cash or number of shares.

•

Restricted Stock Units. RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve certain performance goals. Upon the vesting of an RSU, we will deliver to the holder of the RSU shares of our common stock (which may be subject to additional restrictions), cash or a combination of shares of our common stock and cash.

•

Performance Awards. Performance awards cover a number of shares of our common stock that may be settled upon achievement of the pre-established performance goals in cash or by issuance of the underlying shares.

•

Stock Bonuses. Stock bonus awards may be granted as additional compensation for past or future service or achievement of performance goals, and therefore, no payment will be required for any shares awarded under a stock bonus.

Terms applicable to Stock Options and Stock Appreciation Rights. The exercise or base price of grants made under the 2015 Plan of stock options or SARs may not be less than the closing price of our common stock on the date of grant. The term of these awards may not be longer than ten years, except in the case of incentive stock options granted to holders of more than 10% of our voting power, which may have a term no longer than five years. The compensation committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms applicable to Restricted Stock Awards, RSU Awards, Performance Awards and Stock Bonus Awards. The compensation committee determines the terms and conditions applicable to the granting of restricted stock awards, RSUs, performance awards and stock bonus awards. The compensation committee may make the grant, issuance, retention and/or vesting of such awards contingent upon continued employment or service, the passage of time, or such performance criteria or goals and the level of achievement versus such criteria as it deems appropriate.

Subject to the terms and limitations expressly set forth in the 2015 Equity Plan, the compensation committee selects the persons who receive awards, determines the number of shares covered thereby, and establishes the terms, conditions and other provisions of Incentive Awards.

Grants of Plan-Based Awards in 2019

The following table sets forth the grants of plan-based awards to our NEOs during the year ended December 31, 2019. All of the awards were granted under the 2015 Equity Incentive Plan.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock and Option Awards

Scott F. Kavanaugh	2/26/2019	13,734	$210,000
David DePillo	2/26/2019	9,810	150,000
John Michel	2/26/2019	4,599	70,300
Lindsay Lawrence	2/26/2019	6,540	100,000

(1)

Each of the grants were for RSUs. Each RSU, upon vesting, enables its holder to receive one of our common shares. One-third of these awards of RSUs vested immediately at grant date and one-third vests incrementally on each of the first and second anniversaries of the grant date subject to continued employment.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding options and unvested RSUs that have been granted to the NEOs and that were outstanding as of December 31, 2019:

	Option Awards(1)
Name / Grant Date	Number of securities underlying unexercised options Exercisable(1)	Number of securities underlying unexercised options Unexercisable	Option Exercise Price(2)	Option Expiration Date(3)
Ulrich E. Keller, Jr.
10/25/2011	80,000	—	$8.25	10/24/2021
Scott F. Kavanaugh
10/25/2011	160,000	—	7.50	10/24/2021

	Stock Awards
Name / Grant Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested(4)
Scott F. Kavanaugh
2/27/2018	3,851	$67,000
2/26/2019	9,156	159,300
David DePillo
2/27/2018	2,751	47,900
2/26/2019	6,540	113,800
John Michel
2/27/2018	1,289	22,400
2/26/2019	3,066	53,300
Lindsay Lawrence
2/27/2018	1,210	21,100
2/26/2019	4,090	71,200

(1)

Stock options granted to the NEOs generally incrementally vested over three years at the rate of one-third of the total number of shares subject to the option as of each of the first three anniversaries of the date of grant, provided that the executive was still employed by the Company on that anniversary date.

(2)

In accordance with the Company’s equity compensation plans, the per share exercise prices was equal to or greater than 100% of the fair market value of a Company share as of the respective grant dates. In accordance with Internal Revenue Code Section 422, the per share exercise price of incentive stock options granted to Mr. Keller was equal to 110% of the fair market value of a share of our common stock on the date of grant because Mr. Keller owned more than 10% of the outstanding common stock of the Company at the date of the grant.

(3)	The expiration date of each option award is ten years from the date of its grant, subject to earlier termination on a cessation of service with the Company.

(4)

The remaining RSUs granted February 26, 2019 for Messrs. Kavanaugh, DePillo, Michel and Ms. Lawrence vest in equal installments on each of the first and second anniversaries of the grant date subject to continued employment. Market value is based on the closing share price of $17.40 for our common stock as of December 31, 2019.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options exercised and RSUs vested during 2019 for each of our NEOs:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Ulrich E. Keller, Jr.	—	$—	—	$—
Scott F. Kavanaugh	—	—	11,732	180,900
David DePillo	—	—	8,562	132,000
John Michel	—	—	4,093	63,100
Lindsay Lawrence	—	—	4,534	69,800

(1)	Represents the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(2)	Represents the market price of the underlying securities at vesting.

The following table provides information as of December 31, 2019 regarding the Company’s Equity Plans:

	Column (a)	Column (b)	Column (c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(2)
Equity compensation plans approved by stockholders	548,550	$7.79	1,085,739
Equity compensation plans not approved by stockholders	—	—	—
Total	548,550	$7.79	1,085,739

(1)	Options are granted at an exercise price equal to or greater than the fair market value per share of our common stock on their respective dates of grant.
(2)	Does not include of 139,278 of RSUs issued and not vested as of December 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of each transaction since January 1, 2019, and each proposed transaction in which:

•	we have been or are to be a participant;
•	the amount involved exceeded or exceeds $120,000; and
•

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

David DePillo, President of FFB owns a 10% interest, in LendingLink LLC, an entity that provides software services to FFB. During 2019, FFB paid LendingLink LLC $0.3 million for services it provided to FFB.

Ordinary Banking Relationships

FFB has had, and in the future may have, banking transactions in the ordinary course of its business with directors, principal stockholders and their associates, including the making of loans to directors and their associates. Such loans and other banking transactions were, and in the future will be, made on the same terms, including interest rates and collateral securing the loans, as those prevailing at the time for comparable transactions with persons of comparable creditworthiness who have no affiliation with the Company, FFB or any other subsidiaries of the Company and will be made only if they do not involve more than the normal risk of collectability and do not present any other unfavorable features at the times the loans are made.

Indemnification Agreements with our Directors and Officers

As permitted by the Delaware corporate law and as provided for by the Company’s bylaws, the Company has entered into indemnification agreements with its directors and executive officers. Those indemnification agreements require the Company, among other things, (i) to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company), (ii) to advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification, and (iii) to obtain officers’ & directors’ liability insurance if available on reasonable terms.

Procedures for Approval of Related Party Transactions

Transactions by FFI or FFB with related parties are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by a bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by FFB to its executive officers, directors, and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our Board has adopted a written policy governing the approval of related party transactions that complies with all applicable SEC requirements. FFI’s related parties include directors (including any nominee for election as a director), executive officers, 5% stockholders and the immediate family members of these persons. Our Chief Financial Officer, in consultation with other members of management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Board for approval. In determining whether to approve a related party transaction, the Board will consider, among other factors, the fairness of the proposed transaction to the Company, the direct or indirect nature of the related party’s interest in the transaction, the appearance of any improper conflict of interests for any director or executive officer, taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and any possible violations of other of our corporate policies.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 promulgated by the SEC under the Exchange Act, any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2021 Annual Meeting of Stockholders must provide us with a written copy of that proposal, addressed to our Corporate Secretary at the principal executive offices of the Company at 18101 Von Karman Avenue, Suite 700, Irvine, California 92612, not less than 120 days prior to the first anniversary of the date of the Company’s proxy statement for the prior year’s annual meeting was first released to stockholders, provided however, that in the event that no annual meeting was held in that prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the prior year’s proxy statement, the deadline under Rule 14a-8 is a reasonable time before the Company begins to print and send its proxy materials. Any proposal received after the date or time within which such proposal is required to be submitted to us will not be considered or submitted to a vote of the stockholders. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Exchange Act, and the rules of the SEC thereunder and other laws and regulations to which interested stockholders should refer. Please also refer to the director nomination and other procedures for stockholder proposals set forth in our bylaws.

Additionally, under Rule 14a-4, as promulgated under the Exchange Act, if a stockholder fails to notify the Company of a proposal which the stockholder plans to present for a vote at the next annual meeting of stockholders at least 45 days before the first anniversary of the mailing date of the prior year’s proxy statement then the Board will be permitted to exercise its discretionary authority in voting proxies received from stockholders on that proposal at the meeting.

SOLICITATION OF PROXIES

We will pay the costs of soliciting proxies from our stockholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, our directors, officers and employees and those of FFB may, without additional compensation therefor, communicate with stockholders, brokerage houses and others by telephone, email, facsimile or in person, to request that proxies be furnished. We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s shares. We also may choose to retain the services of a proxy solicitation firm to assist us in soliciting proxies from stockholders for the 2020 Annual Meeting, the fees of which we expect will not exceed $20,000.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker or nominee if your shares are held in a brokerage account or other account or our agent, Broadridge Corporate Issuer Solutions, if you hold registered shares. You can notify Broadridge Corporate Issuer Solutions by sending a written request to: Broadridge Corporate Issuer Solutions, 1155 Long Island Ave, Edgewood, NY 11717, or by calling Broadridge Corporate Issuer Solutions at (855) 449-0975.

OTHER MATTERS

We are not aware of any other matters to come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement is brought before the Annual Meeting, the proxy holders named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

ANNUAL REPORT

The Company’s 2019 Annual Report to Stockholders is being mailed together with this Proxy Statement to each stockholder of record as of April 9, 2020. The Annual Report is not to be regarded as proxy solicitation material.

By Order of the Board of Directors:

Ulrich E. Keller, Jr. Chairman of the Board

April 24, 2020

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/25/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/25/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. BROADRIDGE CORPORATE ISSUER SOLUTIONS C/O FIRST FOUNDATION, INC. PO BOX 1342 BRENTWOOD, NY 11717 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Max Briggs 02) John Hakopian 03) Scott F. Kavanaugh 04) Ulrich E. Keller, Jr. 05) David Lake 06) Elizabeth A. Pagliarini 07) Mitchell M. Rosenberg 08) Diane M. Rubin 09) Jacob Sonenshine For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Eide Bailly LLP as the Company's independent registered public accountants for the year ending December 31, 2020. 3. To approve, by non-binding advisory vote, the compensation of our named executive officers for the year ended December 31, 2019. NOTE: In their discretion, the proxies are authorized to transact such other business and to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000461784_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com FIRST FOUNDATION INC. Annual Meeting of Stockholders May 26, 2020 8:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder(s) of First Foundation Inc. (the "Company") hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 24, 2020, revoke(s) all previously granted proxies and nominate(s), constitute(s) and appoint(s) Ulrich E. Keller, Jr., Scott F. Kavanaugh and Robert E. SJogren, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is/are entitled to vote at the Annual Meeting of Stockholders, which will be held on Tuesday, May 26, 2020 at 8:00 A.M., Pacific Time, at 18101 Von Karman Avenue, 2nd Floor, Irvine, California 92612, and at any and all adjournments and postponements thereof, as fully with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting, upon and in respect of the matters described and in accordance with the instructions on the reverse side. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL NOMINEES LISTED, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER ON THE REVERSE SIDE OF THIS PROXY. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION, AS DIRECTORS, OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY, "FOR" APPROVAL OF PROPOSAL 2 AND "FOR" APPROVAL OF PROPOSAL 3. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE ON ALL OTHER MATTERS THAT MAY BE PROPERLY PRESENTED FOR A VOTE OF THE STOCKHOLDERS AT THE ANNUAL MEETING. Continued and to be signed on reverse side 0000461784_2 R1.0.1.18